Execution Copy

Agreement and Plan of Merger

by and among

EnerJex Resources, Inc.

a Nevada corporation

("Parent")

BRE Merger Sub, Inc.

a Delaware corporation

("Merger Sub")

Black Raven Energy, Inc.

a Nevada corporation

("BRE")

and

West Coast Opportunity Fund, LLC

a Delaware limited liability company

(the "Principal Stockholder")

July 23, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 23, 2013, is made and entered into by and among Enerjex Resources, Inc., a Nevada corporation (the "Parent"), BRE Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub" and, together with Parent, the "EnerJex Parties" or the "Buyer Entities"), Black Raven Energy, Inc., a Nevada corporation ("BRE"); and West Coast Opportunity Fund, LLC, a Delaware limited liability company (the "Principal Stockholder"), with reference to the following facts:

RECITALS:

A.          The parties intend that at the Effective Time, Merger Sub shall be merged with and into BRE pursuant to the Merger as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement.

B.           The Board of Directors of Parent has (a) unanimously determined (provided, however, that the parties acknowledge any member of the Board of Directors with a conflict may abstain from the vote) that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to recommend that Parent stockholders approve the issuance of Parent Common Stock (the "Parent Stockholder Approval") pursuant to the Merger and the consummation of other Transactions pursuant to the terms of this Agreement.

C.           The Board of Directors of BRE has (i) unanimously determined (provided, however, that the parties acknowledge any member of the Board of Directors with a conflict may abstain from the vote) that it is in the best interests of BRE and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of BRE.

D.           For U.S. federal income tax purposes, it is intended that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

E.           Parent and Merger Sub, on the one hand, and BRE and the Principal Stockholder, on the other hand (the "BRE Parties"), desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE TRANSACTIONS

Section 1.1 The Merger

(a)           At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Chapter 78 and 92A of the Nevada Revised Statutes (the "NRS") and the Delaware General Corporation Law (the "DGCL" and collectively with the NRS, the "Applicable Statutes"), Merger Sub shall be merged with and into BRE (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease, and BRE shall continue its existence under Nevada law as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent.

(b)           On the Closing Date, Parent and Merger Sub shall file with the Secretaries of State of the State of Delaware and the State of Nevada a certificate of merger and articles of merger, respectively (the "Certificates of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the Applicable Statutes, in order to effect the Merger. The Merger shall become effective at such time as the Certificates of Merger have been filed with the Secretary of State of the State of Nevada or at such other, later date and time as is agreed among the parties and specified in the Certificates of Merger in accordance with the relevant provisions of the Applicable Statutes (such date and time is referred to herein as the "Effective Time").

Section 1.2 Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Reicker, Pfau, Pyle & McRoy, LLP, 1421 State Street, Suite B, Santa Barbara, California, at 10:00 a.m., local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the parties may agree in writing. The date on which the Closing actually occurs is referred to as the "Closing Date."

Section 1.3 Effect of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the Applicable Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in BRE as the surviving corporation in the Merger, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of BRE, as provided under the Applicable Statutes.

Section 1.4 Organizational Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub shall be the certificate of incorporation and bylaws of the surviving corporation in the Merger.

Section 1.5 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be, as of the Effective Time, the directors of the surviving corporation in the Merger and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the surviving corporation in the Merger and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

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ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a)           Effect of Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of BRE or the Merger Sub or the holder of any shares of BRE Common Stock or shares of Merger Sub Common Stock:

(i)           Conversion of Merger Sub Common Stock. Each share of Merger Sub common stock, par value $0.0001 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of BRE as the surviving corporation in the Merger.

(ii)          Conversion of BRE Common Stock. Each share of BRE Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be converted automatically into the right to receive the following consideration:

(A)          Each share of BRE Common Stock with respect to which an election to receive cash (a "Cash Election") has been properly made pursuant to Section 2.2(c) and not lost, revoked, or changed pursuant to Section 2.2(c) (each, a "Cash Electing BRE Share") shall, subject to Section 2.2(c)(vi), be converted into the right to receive $0.40 per BRE common share in cash without interest (the "Cash Consideration"), up to the maximum Cash Consideration amount of $600,000 (the "Maximum Cash Consideration Amount").

(B)          Each share of BRE Common Stock with respect to which an election to receive stock (a "Stock Election") has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(c) (each, a "Stock Electing BRE Share") shall, subject to Section 2.2(c)(vi), be converted into the right to receive 0.34791 validly issued, fully paid and nonassesable shares of Parent Common Stock (the "Exchange Ratio"), subject to adjustment pursuant to Section 2.1(c) (such per share amount, together with any cash in lieu of fractional shares of BRE Common Stock to be paid pursuant to Section 2.1(e) is hereinafter referred to as the "Parent Common Stock Consideration" and collectively with the Cash Consideration the "Merger Consideration").

(C)          Each share of BRE Common Stock that is not a Cash Electing BRE Share or a Stock Electing BRE Share (each, a "Non-Electing BRE Share") shall be converted into the right to receive the Parent Common Stock Consideration as determined pursuant to Section 2.2(c)(vi).

(iii)          Conversion of Warrants to purchase BRE Common Stock. Each warrant to purchase a share of BRE Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted automatically into a warrant to purchase shares of Parent Stock. The number of shares purchasable under such warrant shall be adjusted pursuant to the Exchange Ratio, and the exercise price of each warrant shall have a corresponding adjustment pursuant to the terms thereof.

(iv)          Effect of Conversion of BRE Common Stock. All of the shares of Merger Sub Common Stock converted into the shares of BRE Common Stock pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of BRE Common Stock represented by book-entry form ("Book-Entry Shares ") and each certificate that, immediately prior to the Effective Time, represented any such shares of BRE Common Stock (a "BRE Certificate") shall thereafter represent only the right to receive the shares of Parent Common Stock into which the shares of BRE Common Stock represented by such Book-Entry Shares or BRE Certificate have been converted pursuant to this Section 2.1.

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(b)           Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of BRE Common Stock held by a person (a "Dissenting Stockholder") who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the Applicable Statutes concerning the right of holders of shares of BRE Common Stock to demand appraisal of their shares (the "Appraisal Provisions") of BRE Common Stock (such shares, the "Dissenting Shares"), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii), but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in the Applicable Statutes. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the Applicable Statutes, each of such Dissenting Stockholder’s shares of BRE Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii). BRE shall give Parent prompt notice of any demands for appraisal of shares received by BRE, withdrawals of such demands and any other instruments served pursuant to any Applicable Statutes and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. BRE shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c)           Recapitalization Adjustment. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)           Exchange Ratio Adjustments based upon Balance on Carlyle Indebtedness.

(i)            Excess Balance on Carlyle Indebtedness. If, as of the Effective Time, the Carlyle Note Payoff Amount (defined in Section 2.1(d)(iv)) is more than $14,500,000, then the Exchange Ratio shall be reduced by the quotient determined by dividing (x) (1) the Carlyle Note Payoff Amount reduced by $14,500,000, divided by (2) $0.70, by (y) the aggregate number of Stock Electing BRE Shares, the Non-Electing BRE Shares, and any other shares of BRE Common Stock to be converted into Parent Common Stock Consideration at the Effective Time (collectively, the "Stock Receiving BRE Shares").

(ii)           Deficit Balance on Carlyle Indebtedness. If, as of the Effective Time, the Carlyle Note Payoff Amount is less than $14,500,000, then the Exchange Ratio shall be increased by the quotient determined by dividing (x) (1) $14,500,000 reduced by the Carlyle Note Payoff Amount divided by (2) $0.70, by (y) the number of Stock Receiving BRE Shares.

(iii)          Examples of Exchange Ratio Adjustment Calculation. Solely for purposes of illustrating the calculations set forth in the foregoing provisions of this Section 2.1(d), assume that as of the Effective Time there are 125,030,812 shares of BRE Common Stock issued and outstanding (reflecting the shares issued and outstanding as represented in Section 3.2(a) plus the shares to be issued to WCOF pursuant to the Parent closing condition described in Section 6.3(d)), and assume further:

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(A)          that the Carlyle Note Payoff Amount is $15,900,000 and all issued and outstanding shares of BRE Common Stock (125,030,812 shares) are Stock Receiving BRE Shares. In such event, the Exchange Ratio would be reduced by 0.01600 to 0.33191, in accordance with the following calculations: Exchange Ratio (0.34791) minus the following calculation: ((($15,900,000-$14,500,000)/$0.70)/ 125,030,812 = 0.01600), with a resulting Exchange Ratio decrease as follows: 0.34791 - 0.01600 = 0.33191.

(B)          that the Carlyle Note Payoff Amount is $15,900,000 and 5% of the issued and outstanding shares of BRE Common Stock (907,625 shares) are Cash Electing BRE Shares, resulting in 124,123,187 Stock Receiving BRE Shares. In such event, the Exchange Ratio would be reduced by 0.01611 to 0.33180, in accordance with the following calculations: Exchange Ratio (0.34791) minus the following calculation: (($15,900,000-$14,500,000)/$0.70)/ 124,123,187 = 0.01611), with a resulting Exchange Ratio decrease as follows: 0.34791 - 0.01611 = 0.33180.

(C)          that the Carlyle Note Payoff Amount is $13,900,000 and all issued and outstanding shares of BRE Common Stock (125,030,812 shares) are Stock Receiving BRE Shares. In such event, the Exchange Ratio would be increased by 0.00686 to 0.35477, in accordance with the following calculations: Exchange Ratio (0.34791) plus the following calculation: ((($14,500,000 -$13,900,000/$0.70)/ 125,030,812 = 0.00686), with a resulting Exchange Ratio increase as follows: 0.34791 + 0.00686 = 0.35477.

(D)          that the Carlyle Note Payoff Amount is $13,900,000 and 5% of the issued and outstanding shares of BRE Common Stock (907,625 shares) are Cash Electing BRE Shares, resulting in 124,123,187 Stock Receiving BRE Shares. In such event, the Exchange Ratio would be increased by 0.00691 to 0.35482, in accordance with the following calculations: Exchange Ratio (0.34791) plus the following calculation: ((($14,500,000 -$13,900,000)/$0.70)/ 124,123,187 = 0.00691), with a resulting Exchange Ratio increase as follows: 0.34791 + 0.00691 = 0.35482.

(iv)         Carlyle Note Payoff Amount. The "Carlyle Note Payoff Amount" shall be the amount required to be paid to the Carlyle Note holders to discharge or acquire the Carlyle Notes in full, reduced by the amount held in the BRE "Capital Reserve Account" as that term is described in Section 8.2 of the Carlyle Note.

(e)           No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of BRE Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to the product of (x) the fraction of a share of Parent Common Stock otherwise issuable to such holder under this Agreement, multiplied times (y) $0.70 (the "Fractional Share Cash Amount"). No such holder shall be entitled to distributions, voting rights or any other rights in respect of any fractional shares of Parent Common Stock.

Section 2.2 Election Procedures; Exchange of Certificates.

(a)           Appointment of Exchange Agent. Parent shall appoint a bank or trust company that is reasonably acceptable to BRE to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

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(b)           Deposit of Merger Consideration. As of the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of holders of Certificates or evidence of Book-Entry Shares, for exchange in accordance with this Section 2.2, the Cash Consideration and evidence of shares of Parent Common Stock in book-entry form (and/or certificates representing such shares, at Parent's election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Parent Common Stock Consideration (including any Excess Merger Shares to be sold pursuant to Section 2.1(e)) (such evidence or certificates, together with any dividends or distributions with respect thereto, the "Exchange Fund").

(c)           Election and Exchange Procedures.

(i)           As soon as reasonably practicable after the Effective Time and in any event within five business days of the Closing Date, Parent and the Surviving Company shall cause the Exchange Agent to mail to each holder of record of shares of BRE Common Stock whose shares were converted pursuant to Section 2.1(a)(ii) into the right to receive the Merger Consideration a letter of transmittal, form of election, and other customary transmittal materials (collectively, the "Letter of Transmittal") which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the parties may reasonably agree upon prior to the Effective Time), (B) provide instructions for each record holder (or in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of BRE Common Stock as of the date of the action by written consent of the majority of the BRE stockholders to approve the Merger (the "BRE Record Date") (other than Dissenting Shares) to specify the number of such holder's shares of BRE Common Stock with respect to which such holder makes a Cash Election and/or the number of such holder's shares of BRE Common Stock with respect to which such holder makes a Stock Election, and (C) provide instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such holder of Certificates or Book-Entry Shares becomes entitled in accordance with Section 2.2(d). Parent shall mail, or cause to be mailed, reasonably in advance of the Election Deadline, the Letter of Transmittal to all Persons who are holders of shares of BRE Common Stock as of the BRE Record Date. Parent shall use commercially reasonable efforts to make, or cause to be made, the Letter of Transmittal available to all Persons who become holders of record (or beneficial owners) of shares of BRE Common Stock during the period between the BRE Record Date and the close of business on the last business day immediately preceding the Election Deadline. As used in this Agreement, "Election Deadline" means 5:00 p.m., Eastern time, on the date that is five (5) business days immediately preceding the Effective Time (or on such other date as the Parties mutually agree).

(ii)          Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Letter of Transmittal properly completed and signed and accompanied by Certificates representing the shares of BRE Common Stock to which such Letter of Transmittal relates (or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Letter of Transmittal from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Holders of record of shares of BRE Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Letters of Transmittal; provided that each such Letter of Transmittal covers all of the shares of BRE Common Stock held by each such nominee, trustee or representative for a particular beneficial owner. Any share of BRE Common Stock (other than Dissenting Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing BRE Share. After a Cash Election or a Stock Election is properly made with respect to any share of BRE Common Stock, no further registration of transfers of such share shall be made on the stock transfer books of BRE, unless and until such Cash Election or Stock Election is properly revoked.

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(iii)         Parent and BRE shall publicly announce the anticipated date of the Election Deadline at least 5 business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and BRE shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(iv)         Any Cash Election or Stock Election may be revoked or changed with respect to all or any portion of the shares of BRE Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Letter of Transmittal by such holder submitting to the Exchange Agent a written notice of such revocation or change and such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with ARTICLE VII. If a Cash Election or Stock Election is properly and timely revoked or changed with respect to any shares of BRE Common Stock, the Certificate or Certificates relating to such revoked or changed Letter of Transmittal shall be promptly returned to the holder or representative that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the shares of BRE Common Stock represented by such Certificate or Certificates.

(v)          The good faith determination of the Exchange Agent (or the joint determination of Parent and BRE, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made, revoked or changed pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections, revocations and changes were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Letters of Transmittal. Neither the Exchange Agent, Parent nor BRE shall be under any obligation to notify any Person of any defect in a Letter of Transmittal. The Exchange Agent (or Parent and BRE jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.2(vi), and absent manifest error such computations shall be conclusive and binding on Parent, BRE and all holders of BRE Common Stock. The Exchange Agent may, with the written agreement of Parent and the consent of BRE (such consent not to be unreasonably withheld, conditioned or delayed), make any rules that are consistent with this Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and shall be necessary or desirable to effect the Cash Elections and Stock Elections.

(vi)         Proration. Notwithstanding anything in this Agreement to the contrary, with respect to all shares of BRE Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time:

(A)          the maximum number of shares of BRE Common Stock that shall be entitled to receive the Cash Consideration Amount shall be equal to the quotient obtained by dividing (x) the Maximum Cash Consideration Amount by (y) $0.40; and

(B)           the remainder of the outstanding shares of BRE Common Stock (including the Stock Electing BRE Shares and the Non-Electing BRE Shares, as such terms are respectively defined in Sections 2.1(a)(ii)(B) and (C), above) shall be converted into the right to receive the Parent Common Stock Consideration per share.

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(d)          Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such holder of Certificates or Book-Entry Shares becomes entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of BRE Common Stock that is not registered in the transfer or stock records of BRE, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of BRE Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, with respect to Certificates and Book-Entry Shares, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such holder of Certificates or Book-Entry Shares becomes entitled in accordance with Section 2.2(e).

(e)          Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to shares of Parent Common Stock, shall be paid to the holder of any unsurrendered Book-Entry Shares or Certificate until such holder shall surrender such Book-Entry Shares or Certificates in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of such Book-Entry Shares or Certificates, the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Section 2.2(e)) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Parent Common Stock to be issued in exchange for such Book-Entry Shares or Certificates.

(f)           No Further Ownership Rights in Exchanged Shares. The shares of Parent Common Stock delivered in accordance with the terms of this Section 2.2 upon conversion of any shares of BRE Common Stock delivered in accordance with the terms of this Section 2.2, together with the payment of any Fractional Share Cash Amounts, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of BRE Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of BRE other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of BRE shall be closed with respect to all shares of BRE Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of BRE Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Section 2.2, subject to applicable Law in the case of Dissenting Shares.

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(g)          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration, any Fractional Share Cash Amount and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h)          No Liability. None of the parties or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the Fractional Share Cash Amounts to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(i)           Withholding Rights. Parent, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of whom such deduction or withholding was made.

(j)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(g), the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any Fractional Share Cash Amount and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Stock Options.

(a)          Prior to the Effective Time, BRE shall provide (i) all option holders the opportunity to exercise their outstanding options to purchase shares of BRE Common Stock that had been granted pursuant to the BRE Stock Plan (each, a "BRE Option") that are issued and outstanding as of the date hereof; and (ii) that immediately prior to the Effective Time of the Merger, all unexercised BRE Options shall be cancelled and terminated immediately prior to the Effective Time.

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(b)          Prior to the Effective Time, the BRE Board of Directors and/or the appropriate committee thereof shall adopt such resolutions providing for the treatment of the BRE Options as contemplated by this Section 2.3.

Section 2.4 Further Assurances. If at any time before or after the Effective Time, any party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or any other transaction contemplated by this Agreement (the "Transactions") or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the parties and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 2.5 Escrow.

(a)          In order to establish a procedure for the satisfaction of claims by Parent or Parent Indemnified Parties for indemnification pursuant to ARTICLE VIII and certain other matters, Parent, the Principal Stockholder, and the Escrow Agent shall enter into an Escrow Agreement (the "Escrow Agreement"), on the Closing Date, pursuant to which, at the Closing, Parent shall deposit with the Escrow Agent into a fund to be managed by the Escrow Agent a number of shares of Parent Common Stock that would otherwise be distributed to the Principal Stockholder that number of shares equal to 5.0% of the total number of shares issued to Principal Stockholder in the Merger (the "Escrow Amount") (as may be decreased or decreased in accordance with the terms of this Agreement or the Escrow Agreement, the "Escrow Fund") to be used to satisfy or partially satisfy, as the case may be, the Principal Stockholder's indemnification obligations set forth in ARTICLE VIII.

(b)          Parent shall be deemed to have contributed on behalf of the Principal Stockholder the Escrow Amount to the Escrow Fund. The timing and methodology for the release of the Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BRE

Except as disclosed in the disclosure schedule delivered by BRE to Parent immediately prior to the execution of this Agreement (the "Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), BRE hereby represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a)          BRE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of BRE's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. Each of BRE and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

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(b)          BRE has made available prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws (collectively, the "Organizational Documents"), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of BRE, in each case, as amended through the date hereof.

Section 3.2 Capital Stock.

(a)          The authorized capital stock of BRE consists of 150,000,000 shares of BRE Common Stock and 100,000,000 shares of preferred stock. As of the date of this Agreement, (i) 17,725,134 shares of BRE Common Stock were issued and outstanding, (ii) 4,165,241 shares of BRE Common Stock were reserved for issuance under Options, of which reserved shares, 943,500 shares of BRE Common Stock are issuable upon the exercise of outstanding Options, and (iii) 1,500,000 shares were reserved for issuance under outstanding warrants at an exercise price of $2.50 per share, expiring December 31, 2013 and further described in the Disclosure Schedules (the "BRE Warrants"). All outstanding shares of BRE Common Stock are, and shares of BRE Common Stock reserved for issuance with respect to Options and BRE Warrants, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          Except as set forth in Section 3.2(a) (and other than the shares of BRE Common Stock issuable pursuant to the terms of outstanding Options and the BRE Warrants), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which BRE or any of its Subsidiaries is a party (i) obligating BRE or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of BRE or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of BRE Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by BRE or its Subsidiaries. No Subsidiary of BRE owns any shares of capital stock of BRE.

(c)          Neither BRE nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of BRE on any matter.

(d)          There are no voting trusts or other agreements or understandings to which BRE or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of BRE or any of its Subsidiaries.

(e)          BRE or a Subsidiary of BRE owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of BRE, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in BRE's Subsidiaries and for the interests described in Section 3.2(e) of the Disclosure Schedule, neither BRE nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither BRE nor any of its Subsidiaries has any obligation to acquire any equity interest in, any person.

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Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a)          BRE has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by BRE in connection with the Transactions (together with this Agreement, the "Transaction Documents") and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the shares of BRE Common Stock entitled to vote thereon (the "BRE Stockholder Approval"), to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of BRE and, except for the BRE Stockholder Approval, no other corporate proceedings on the part of BRE or vote of any stockholders are necessary to authorize the consummation of the Transactions. The BRE Board of Directors have (i) resolved to recommend that BRE's stockholders adopt this Agreement (the "Recommendation"), (ii) determined that this Agreement and the Merger are advisable and fair to and in the best interests of BRE's stockholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to BRE's stockholders for approval. Each of the Transaction Documents has been duly and validly executed and delivered by BRE and, assuming each such Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Transaction Documents constitutes the legal, valid and binding agreement of BRE and is enforceable against BRE in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the "Remedies Exceptions"). It is BRE's understanding as of the date hereof that all directors (other than directors abstaining due to a conflict) of BRE intend to vote in favor of the Transactions.

(b)          Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and Nevada, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the " Securities Act"), (iv) applicable state securities, takeover and "blue sky" Laws, and (iv) the approvals set forth in Section 3.3(b) of the Disclosure Schedule (collectively, the "Approvals"), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "Governmental Entity") is necessary, under applicable Law, for the consummation by BRE of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

(c)          The execution and delivery by BRE of this Agreement does not, and (assuming the Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of BRE or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon BRE or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") other than Permitted Liens, in each case, upon any of the properties or assets of BRE or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of BRE or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.4 Financial Statements. Section 3.4 of the BRE Disclosure Schedule sets forth (i) BRE's unaudited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) for the fiscal years ended December 31, 2010, 2011 and 2012, (ii) BRE's unaudited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) for the [six-month period ended June 30, 2013] (the "Balance Sheet Date"), and (iii) a reasonable estimate of BRE's cash and cash equivalent balances and current liabilities as of the date of this Agreement (together with (i) and (ii), the "BRE Financial Statements"). The BRE Financial Statements accurately present in all material respects the financial condition and operating results of BRE as of the dates, and for the periods, indicated therein. The unaudited balance sheet of BRE as of the Balance Sheet Date is referred to hereinafter as the "Current Balance Sheet."

Section 3.5 [Intentionally Omitted].

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of BRE or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of BRE and its consolidated Subsidiaries (including the notes thereto) except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the BRE Financial Statements (or in the notes thereto), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the BRE Financial Statements, BRE is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

Section 3.7 Compliance with Law; Permits.

(a)          BRE and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, settlement or agency requirement of any Governmental Entity (collectively, "Laws " and each, a "Law"), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2012, neither BRE nor any of its Subsidiaries has received any written notice or, to BRE's knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Material Adverse Effect.

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(b)          BRE and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for BRE and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Permits"), except where the failure to have any of the Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Material Adverse Effect. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Material Adverse Effect. BRE and each of its Subsidiaries is in compliance with the terms and requirements of all Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(c)          Each of BRE, its Subsidiaries and each third-party operator of any of the Oil and Gas Interests of BRE and its Subsidiaries (with respect to such interests) is, and since December 31, 2012 has been, in compliance with applicable Laws and Orders, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(d)          Except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2012, (i) none of BRE, any Subsidiary of BRE, or any director, officer, employee, auditor, accountant or representative of BRE or any Subsidiary of BRE, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of BRE or any Subsidiary of BRE or any material concerns from employees of BRE or any Subsidiary of BRE regarding questionable accounting or auditing matters with respect to BRE any or any Subsidiary of BRE, and (ii) no attorney representing BRE or any Subsidiary of BRE, whether or not employed by BRE or any Subsidiary of BRE, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by BRE, any Subsidiary of BRE or any of their respective officers, directors, employees or agents to the Board of Directors of BRE or any committee thereof, or to the General Counsel or Chief Executive Officer of BRE.

Section 3.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of BRE, threatened against BRE or any of its Subsidiaries or any person or entity whose liability BRE or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of BRE, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) BRE, its Subsidiaries and each third-party operator of any of the Oil and Gas Interests of BRE and its Subsidiaries (with respect to such interests) are, and except for matters that have been fully resolved with the applicable Governmental Entity, since December 31, 2012 have been, in compliance with all Environmental Laws (which compliance includes the possession by BRE and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by BRE, its Subsidiaries, or as a result of any operations or activities of their contractors or other third-party operators, that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation, injunction or liability of any kind to BRE or its Subsidiaries, (iv) none of BRE, its Subsidiaries, and any third-party operator of any of the Oil and Gas Interests of BRE and its Subsidiaries (with respect to such interests) and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of BRE set forth in Reserve Reports that have been provided to Parent prior to the date of this Agreement) or other Contract with any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (v) none of BRE and its Subsidiaries has received any unresolved claim, notice, complaint or request for information or contribution from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of Law).

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Section 3.9 Employee Benefit Plans.

(a)          Section 3.9(a) of the Disclosure Schedule sets forth a correct and complete list of each Benefit Plan. For purposes of this Agreement, "Benefit Plan" means each employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by BRE or any Subsidiary, or to which BRE or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of BRE or any of its Subsidiaries.

(b)          With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by BRE: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Labor, or any other Governmental Entity since December 31, 2012. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any material Benefit Plans that have been adopted or approved nor has BRE or any of its Subsidiaries undertaken to make any such material amendments or to adopt or approve any new Benefit Plans.

(c)          Each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all contributions required to be made to any Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BRE.

(d)          Section 3.9(d) of the Disclosure Schedule identifies each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and its related trust, such determination letter has not been revoked (nor, to the knowledge of BRE, has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

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(e)          None of BRE and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(f)           None of BRE and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of BRE and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

(g)          There are no pending or, to BRE’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against BRE with respect to any Benefit Plan, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans.

(h)          Neither BRE nor any of its Subsidiaries, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by applicable Law or pursuant to post-termination continuation provisions not in excess of three years set forth in employment agreements or severance arrangements that are Benefit Plans.

(i)           BRE is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(j)           The consummation of the Transactions will not, either alone or in combination with another event, except as provided under this Agreement or as required by applicable Law (i) entitle any current or former employee, director, consultant or officer of BRE or any of its Subsidiaries to severance pay or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on BRE’s rights to administer, amend or terminate any Benefit Plan.

(k)          The consummation of the Transactions will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

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Section 3.10                Absence of Certain Changes or Events.

(a)          From December 31, 2012 through the date of this Agreement, the businesses of BRE and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of BRE or any Subsidiary of BRE have undertaken any action that would be prohibited by Section 5.1(b) of this Agreement if such section were in effect at all times since December 31, 2012.

(b)          Since December 31, 2012, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.11                Investigations; Litigation. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of BRE, threatened) by any Governmental Entity with respect to BRE or any of its Subsidiaries, (b) there are no actions, suits (or, to the knowledge of BRE, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity or any other Person relating to potential violations of Law pending (or, to the knowledge of BRE, threatened) against or affecting BRE or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of any Governmental Entity against BRE or any of its Subsidiaries.

Section 3.12                Information Supplied. The information supplied or to be supplied by BRE in writing expressly for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Form S-4") shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by BRE with respect to statements made or incorporated by reference therein based on information supplied by any Buyer Entity in writing expressly for inclusion therein. The information supplied or to be supplied by BRE in writing expressly for inclusion in the joint proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to the Parent Stockholders’ Meeting included in the Form S-4 will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Parent, and at the time of any meeting of Parent stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by BRE with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by BRE in writing expressly for inclusion therein but excluding any portion thereof based on information supplied by Parent in writing expressly for inclusion therein, with respect to which no representation or warranty is made by BRE) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

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Section 3.13             Regulatory Matters.

(a)          BRE is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a "holding company," a "subsidiary company" of a "holding company," an affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)          All natural gas pipeline Systems and related facilities constituting BRE’s and its Subsidiaries’ properties are, except to the extent the failure to comply with the following provisions will not have, individually or in the aggregate, a Material Adverse Effect: (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 3.14                Tax Matters.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)           (A) BRE and each of its Subsidiaries has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and (B) all Taxes due and owing by BRE and each of its Subsidiaries (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP.

(ii)          (A) No deficiencies for Taxes with respect to BRE or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of BRE or any of its Subsidiaries, and (C) neither BRE nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)         There are no Liens for Taxes upon any property or assets of BRE or any of its Subsidiaries other than Permitted Liens.

(iv)         Neither BRE nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(v)          No claim has been made by any Taxing Authority in a jurisdiction where BRE or any Subsidiary does not file Tax Returns that BRE or any Subsidiary is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(vi)         Neither BRE nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(vii)        Neither BRE nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which BRE or any Subsidiary is or was the common parent, and neither BRE nor any of its Subsidiaries has any liability for Taxes of any other person (other than Taxes of BRE or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

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(viii)       Within the last two years, neither BRE nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(b)          Neither BRE nor any of its Subsidiaries is aware of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 3.15                Employment and Labor Matters. As of the date hereof, neither BRE nor any of its Subsidiaries is, or has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a "Collective Bargaining Agreement"), and no employee is represented by a labor organization for purposes of collective bargaining with respect to BRE or any of its Subsidiaries. To the knowledge of BRE, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of BRE or any of its Subsidiaries. As of the date hereof, no Collective Bargaining Agreement is being negotiated by BRE or, to the knowledge of BRE, any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against BRE or any of its Subsidiaries pending or, to the knowledge of BRE, threatened, that may interfere in any material respect with the business activities of BRE and its Subsidiaries taken as a whole. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no pending charge or complaint against BRE or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of BRE or any of its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would not have, individually or in the aggregate, a Material Adverse Effect, BRE has complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by BRE pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 3.16                 Intellectual Property.

(a)          To the knowledge of BRE, and except as would not have, individually or in the aggregate, a Material Adverse Effect, either BRE or a Subsidiary owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the "Intellectual Property"). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the knowledge of BRE, threatened claims by any person alleging infringement, misappropriation or other violation by BRE or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of BRE, the conduct of the business of BRE and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither BRE nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of BRE’s or any its Subsidiaries’ rights to or in connection with the Intellectual Property, and (iv) to the knowledge of BRE, no person is infringing, misappropriating or otherwise violating any Intellectual Property.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, BRE and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby), and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

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Section 3.17                Properties.

(a)          BRE and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Reserve Reports as attributable to interests owned by BRE and its Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2012 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Oil and Gas Lease to which BRE or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of BRE or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of BRE or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that BRE or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) either BRE or a Subsidiary of BRE has good and valid title to each material real property (and each real property at which material operations of BRE or any of its Subsidiaries are conducted) owned by BRE or any Subsidiary (but excluding the Oil and Gas Interests of BRE), other than the Real Property Leases (such owned property collectively, the "BRE Owned Real Property") and (ii) either BRE or a Subsidiary of BRE has a good and valid leasehold interest in each material lease, sublease and other agreement under which BRE or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of BRE or any of its Subsidiaries are conducted) (but excluding the Oil and Gas Interests of BRE) (such property subject to a lease, sublease or other agreement, the "BRE Leased Real Property" and such leases, subleases and other agreements are, collectively, the "BRE Real Property Leases"), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (A) each BRE Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exceptions and (B) no uncured default of a material nature on the part of BRE or, if applicable, its Subsidiary or, to the knowledge of BRE, the landlord thereunder, exists under any BRE Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a BRE Real Property Lease.

(c)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the BRE Owned Real Property or the BRE Leased Real Property that would reasonably be expected to adversely affect the existing use of such BRE Owned Real Property or the BRE Leased Real Property by BRE or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among BRE and its Subsidiaries or among BRE’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any BRE Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the BRE Owned Real Property by BRE in the operation of its business thereon, and (iii) neither BRE nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a BRE Owned Real Property or BRE Leased Real Property that would reasonably be expected to adversely affect the existing use of such BRE Owned Real Property or BRE Leased Real Property by BRE or its Subsidiaries in the operation of its business thereon.

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(d)          All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of BRE and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(e)          All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of BRE and its Subsidiaries or otherwise associated with an Oil and Gas Interest of BRE or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(f)           All Oil and Gas Interests operated by BRE and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Material Adverse Effect.

(g)          None of the material Oil and Gas Interests of BRE or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Material Adverse Effect.

(h)          None of the Oil and Gas Interests of BRE or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.18                Insurance. BRE and its Subsidiaries maintain insurance in such amounts and against such risks substantially as BRE believes to be customary for the industries in which it and its Subsidiaries operate and as the management of BRE has in good faith determined to be prudent and appropriate. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all insurance policies maintained by or on behalf of BRE or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by BRE or its Subsidiaries. Except as would not have, individually or in the aggregate, a Material Adverse Effect, BRE and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of BRE or any of its Subsidiaries as of the date of this Agreement, and neither BRE nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

Section 3.19                Opinion of Financial Advisor. The Board of Directors of BRE has received (a) the opinion of C.K. Cooper & Company to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Merger Consideration to be received collectively by the holders of BRE Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of BRE Common Stock, and (b) the consent from C.K. Cooper & Company to include such opinion and a summary of such opinion (subject to such summary being in a form reasonably acceptable to C.K. Cooper & Company and its counsel and consistent with similar descriptions in transactions of the same type as the Merger) in the Information Statement/Prospectus.

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Section 3.20             Material Contracts.

(a)          Except for this Agreement, the Benefit Plans and agreements filed as exhibits to the BRE SEC Documents, as of the date of this Agreement, neither BRE nor any of its Subsidiaries is a party to or bound by:

(i)           any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          any Contract that (A) expressly imposes any restriction on the right or ability of BRE or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or "most favored nation" clause that restricts the business of BRE or any of its Subsidiaries in a material manner, other than those contained in customary oil and gas leases or customary confidentiality agreements;

(iii)         any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of BRE or any of its Subsidiaries in an amount in excess of $250,000, except any transactions among BRE and its wholly owned subsidiaries or among BRE’s wholly owned Subsidiaries;

(iv)         any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by BRE and its Subsidiaries, in excess of $250,000;

(v)          any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between BRE and its Subsidiaries or among BRE’s Subsidiaries and other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Interests of BRE;

(vi)         any Contract expressly limiting or restricting the ability of BRE or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii)        any Contract that obligates BRE or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of BRE not covered by a joint operating agreement or participation agreement or (B) any loan or capital contribution to, or investment in BRE or one of its wholly owned Subsidiaries;

(viii)       any Contract providing for the sale by BRE or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 60 days and does not allow BRE or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a "take-or-pay" clause or any similar material prepayment or forward sale arrangement or obligation (excluding "gas balancing" arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

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(ix)          any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 150 Mcf per day (or, in the case of liquids, in excess of twenty-five (25) barrels of oil equivalent) of Hydrocarbons per day over a period of one month (calculated on a yearly average basis);

(x)           any Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $5,000 that were not satisfied at the time of leasing or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi)          any agreement pursuant to which BRE or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $100,000 during the immediately preceding fiscal year or with respect to which BRE reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $100,000 per year;

(xii)         any agreement which is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of BRE and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require BRE and its Subsidiaries to make expenditures in excess of $100,000 in the aggregate during the 12-month period following the date hereof;

(xiii)        any acquisition Contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of BRE set forth in the BRE Reserve Reports that have been provided to Parent prior to the date of this Agreement), that would reasonably be expected to result in payments after the date hereof by BRE or any of its Subsidiaries in excess of $100,000; or

(xiv)       any material lease or sublease with respect to a BRE Leased Real Property.

All contracts of the types referred to in clauses (i) through (xiv) above are referred to herein as "BRE Material Contracts."

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) neither BRE nor any Subsidiary of BRE is in breach of or default under the terms of any BRE Material Contract, (ii) to the knowledge of BRE, no other party to any BRE Material Contract is in breach of or default under the terms of any BRE Material Contract and (iii) each BRE Material Contract is a valid and binding obligation of BRE or the Subsidiary of BRE that is party thereto and, to the knowledge of BRE, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21                Reserve Reports. BRE has delivered or otherwise made available to Parent true and correct copies of the written report commissioned by BRE and delivered to BRE estimating BRE’s and its Subsidiaries’ proved oil and gas reserves prepared by an unaffiliated person (the "BRE Report Preparer") concerning the Oil and Gas Interests of BRE and such Subsidiaries as of April 1, 2013 (the "BRE Reserve Report"). The factual, non-interpretive data provided by BRE and its Subsidiaries to the BRE Report Preparer in connection with the preparation of the BRE Reserve Report that was material to such BRE Report Preparer’s estimates of the proved oil and gas reserves set forth in the BRE Reserve Report was, as of the time provided (or as modified or amended prior to the issuance of the BRE Reserve Report) accurate in all material respects. The oil and gas reserve estimates of BRE set forth in the BRE Reserve Report are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of BRE at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the BRE Reserve Report that would have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.22               Derivatives. Section 3.22 of the Disclosure Schedule accurately summarizes, in all material respects, the outstanding Derivative positions of BRE and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of BRE and its Subsidiaries, as of the dates reflected therein. Section 3.22 of the Disclosure Schedule lists, as of the date of this Agreement, all Derivative Contracts to which BRE or any of its Subsidiaries is a party.

Section 3.23                Finders or Brokers. Except for C.K. Cooper & Company neither BRE nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.24               State Takeover Statutes. The Board of Directors of BRE has taken all action necessary to render inapplicable to this Agreement and the Transactions all potentially applicable state anti-takeover statutes or regulations and any similar provisions in BRE’s articles of incorporation or bylaws.

Section 3.25                No Additional Representations.

(a)          BRE acknowledges that no Buyer Entity makes any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Parent to BRE in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that no Buyer Entity makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to BRE (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its respective Subsidiaries or (ii) the future business and operations of Parent and its respective Subsidiaries, and BRE has not relied on such information or any other representation or warranty not set forth in ARTICLE IV.

(b)          BRE has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that BRE has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to BRE by Parent in accordance with the terms hereof, in entering into this Agreement, BRE has relied solely upon its independent investigation and analysis, and BRE acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its respective Subsidiaries, affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Parent to BRE, whether or not such representations, warranties or statements were made in writing or orally. BRE acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered by Parent to BRE: (i) Parent does not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the Transactions and BRE is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by BRE as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to BRE or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in Parent SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to BRE immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule ") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent represents and warrants to BRE as follows:

Section 4.1 Qualification, Capitalization

(a)          Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)          The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 25,000,000 shares of Preferred Stock. As of the date of this Agreement, (i) 67,926,529 shares of Parent Common Stock were issued and outstanding, (ii) 4,779,460 shares of Parent Series A Preferred Stock were issued and outstanding, and (iii) 6,000,000 shares of Parent Common Stock were reserved for issuance under the Stock Plans, of which reserved shares a total of 1,717,000 shares of Parent Common Stock are issuable upon the exercise of outstanding Options. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

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(c)           Except as set forth in Section 4.1(b) (and other than (i) the shares of Parent Common Stock issuable pursuant to the terms of outstanding Options and Parent Series A Preferred Stock and (ii) the right of the Parent Series A Preferred Stock to receive priority cash distributions), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. No Subsidiary of Parent owns any shares of capital stock of Parent.

(d)          Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e)          There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(f)           Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries and for the interests described in Section 4.1(f) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest in, any person.

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Section 4.2 Authority Relative to this Agreement; No Violation.

(a)           Each of the EnerJex Parties has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to be entered into by Parent and Merger Sub and, subject, in the case of Parent, to the approval of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon, in each case at a duly called meeting of the holders of shares of Common Stock at which a quorum is present (collectively, the "Parent Shareholder Approvals") to consummate the Transactions, including the Merger. The execution, delivery and performance by EnerJex Parties of this Agreement and the other Transaction Documents and the consummation by each of them of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Buyer Entity, and no other action on the part of any Buyer Entity is necessary to authorize the execution and delivery by any Buyer Entity of this Agreement and the other Transaction Documents and the consummation of the Merger. The Board of Directors of Parent, acting in accordance with the recommendation of the Special Committee of the Board of Directors of Parent, has approved this Agreement and the Transactions, including the Merger. This Agreement has been duly executed and delivered by each Buyer Entity and, assuming due and valid authorization, execution and delivery hereof by BRE, is the valid and binding obligation of each Buyer Entity enforceable against each of them in accordance with its terms, subject to the Remedies Exceptions.

(b)          Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and Nevada, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and "blue sky" Laws, (v) the rules and regulations of FINRA or Nasdaq, and (vi) the approvals set forth in Section 4.2(b) of Parent Disclosure Schedule (collectively, the "Parent Approvals"), and, subject to the accuracy of the representations and warranties of BRE in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by any Buyer Entity of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Mergers and the other Transactions or have, individually or in the aggregate, a Material Adverse Effect.

(c)          The execution and delivery by EnerJex Parties of this Agreement do not, and (assuming Buyer Entity Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of a Buyer Entity or its Subsidiaries to own or use any assets required for the conduct of its business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon a Buyer Entity or any of its Subsidiaries or by which or to which any of its properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of a Buyer Entity or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other equivalent organizational document, in each case as amended or restated, of a Buyer Entity or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

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Section 4.3 Reports and Financial Statements.

(a)           Each of EnerJex Parties and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012 (all such documents and reports filed or furnished by a Buyer Entity or any of its Subsidiaries, the "Parent SEC Documents "). As of their respective dates or, if amended, as of the date of the last such amendment, Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)          The consolidated financial statements (including all related notes and schedules) of each Buyer Entity included in the applicable Parent SEC Documents (the "Parent Financial Statements") (i) fairly present in all material respects the consolidated financial position of such Buyer Entity and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)          As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to Parent SEC Documents.

Section 4.4 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective.

Section 4.5 Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in Parent Financial Statements included in the applicable Parent SEC Documents filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations that have been discharged or paid in full, (iv) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business, and (v) liabilities or obligations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

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Section 4.6 Compliance with Law; Permits.

(a)           Each Buyer Entity and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of EnerJex Parties, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(b)          EnerJex Parties and their Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for each of EnerJex Parties and their respective Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Parent Permits "), except where the failure to have any of Parent Permits or to have filed such tariffs, reports, notices or other documents would not, individually or in the aggregate, have a Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Material Adverse Effect. Each Buyer Entity and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(c)          Since December 31, 2012, (i) no Buyer Entity or any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of either Buyer Entity or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of such Buyer Entity or any material concerns from employees of such Buyer Entity or any Subsidiary of such Buyer Entity regarding questionable accounting or auditing matters with respect to such Buyer Entity or any Subsidiary of such Buyer Entity, and (ii) to the knowledge of EnerJex Parties, no attorney representing either Buyer Entity or any of its Subsidiaries, whether or not employed by such Buyer Entity or any such Subsidiary, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Buyer Entity, any Subsidiary of such Buyer Entity or any of their respective officers, directors, employees or agents to the Board of Directors of such Buyer Entity or any committee thereof, or to the Chief Executive Officer of such Buyer Entity.

Section 4.7 Absence of Certain Changes or Events.

(a)           From January 1, 2013 through the date of this Agreement, the businesses of each Buyer Entity and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and no Buyer Entity or any Subsidiary of a Buyer Entity has undertaken any action that would be prohibited by Section 5.2 of this Agreement if such section were in effect at all times since January 1, 2013.

(b)          Since January 1, 2013, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

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Section 4.8 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the knowledge of EnerJex Parties, threatened against any Buyer Entity or any of its Subsidiaries or any person or entity whose liability any Buyer Entity or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of EnerJex Parties, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) each Buyer Entity and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since December 31, 2012 have been, in compliance with all Environmental Laws (which compliance includes the possession by such Buyer Entity and each of its Subsidiaries of all Parent Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by any Buyer Entity or any of its Subsidiaries that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation, injunction or liability of any kind to such Buyer Entity or its Subsidiaries, (iv) neither any Buyer Entity nor any of their Subsidiaries nor, to the knowledge of EnerJex Parties, any third-party operator of any of the Oil and Gas Interests of EnerJex Parties or any predecessor of any of them, is subject to any Order or any indemnity obligation or other Contract with any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (v) no Buyer Entity nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information or contribution from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of Law).

Section 4.9 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of EnerJex Parties, threatened) by any Governmental Entity with respect to any Buyer Entity or any of its Subsidiaries, (b) there are no actions, suits (or, to the knowledge of EnerJex Parties, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity relating to potential violations of Law pending (or, to the knowledge of EnerJex Parties, threatened) against or affecting any Buyer Entity or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of any Governmental Entity against any Buyer Entity or any of its Subsidiaries.

Section 4.10                Information Supplied. The information supplied or to be supplied by EnerJex Parties in writing expressly for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by EnerJex Parties with respect to statements made or incorporated by reference therein based on information supplied by BRE in writing expressly for inclusion therein. The information supplied or to be supplied by EnerJex Parties in writing expressly for inclusion in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Parent, and at the time of any meeting of Parent stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by EnerJex Parties with respect to statements made or incorporated by reference therein based on information supplied by BRE in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by a Buyer Entity in writing expressly for inclusion therein, but excluding any portion thereof based on information supplied by BRE in writing expressly for inclusion therein, with respect to which no representation or warranty is made by either Buyer Entity) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

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Section 4.11             Regulatory Matters.

(a)          Neither Buyer Entity is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a "holding company," a "subsidiary company" of a "holding company," an affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)          All natural gas pipeline Systems and related facilities constituting EnerJex Parties’ and their Subsidiaries’ properties are (i) gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 4.12                Properties.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Buyer Entity and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in Parent Reserve Reports as attributable to interests owned by any Buyer Entity or any of their Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2012 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Oil and Gas Lease to which any Buyer Entity or any of its Subsidiaries is a party is valid and in full force and effect, (ii) except for violations, acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect upon Parent, none of any Buyer Entity or any of their Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of EnerJex Parties or any of their Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that a Buyer Entity or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each material real property (and each real property at which material operations of any Buyer Entity or any of its Subsidiaries are conducted) owned by any Buyer Entity or any Subsidiary (but excluding the Oil and Gas Interests of EnerJex Parties), other than Parent Real Property Leases (such owned property collectively, the "Parent Owned Real Property") and (ii) either a Buyer Entity or a Subsidiary of a Buyer Entity has a good and valid leasehold interest in each material lease, sublease and other agreement under which any Buyer Entity or any of their Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of any Buyer Entity or any of their Subsidiaries are conducted) (but excluding the Oil and Gas Interests of EnerJex Parties) (such property subject to a lease, sublease or other agreement, the "Parent Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Parent Real Property Leases ), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (A) each Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exceptions and (B) no uncured default of a material nature on the part of any Buyer Entity or, if applicable, its Subsidiary or, to the knowledge of EnerJex Parties, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

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(c)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by any Buyer Entity or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among a Buyer Entity and its Subsidiaries or among any Buyer Entity’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of Parent Owned Real Property by EnerJex Parties in the operation of their business thereon, and (iii) neither a Buyer Entity nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by EnerJex Parties or their Subsidiaries in the operation of its business thereon.

(d)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of EnerJex Parties are being received by EnerJex Parties in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)          All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of EnerJex Parties and their Subsidiaries or otherwise associated with an Oil and Gas Interest of a Buyer Entity or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(f)           All Oil and Gas Interests operated by EnerJex Parties and their Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Material Adverse Effect.

(g)          None of the material Oil and Gas Interests of EnerJex Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Material Adverse Effect.

(h)          None of the Oil and Gas Interests of Parent or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

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Section 4.13               Insurance. EnerJex Parties and their Subsidiaries maintain insurance in such amounts and against such risks substantially as EnerJex Parties believe to be customary for the industries in which they and their Subsidiaries operate and as the management of EnerJex Parties has in good faith determined to be prudent and appropriate. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all insurance policies maintained by or on behalf of EnerJex Parties or any of their Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by EnerJex Parties or their Subsidiaries. Except as would not have, individually or in the aggregate, a Material Adverse Effect, EnerJex Parties and their Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of any Buyer Entity or any of their Subsidiaries as of the date of this Agreement, and neither a Buyer Entity nor any of their Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.14            Opinion of Financial Advisor. The Special Committee of the Board of Directors of Parent has received the opinion of Stifel, Nicolaus & Company, Incorporated to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and (b) the consent from Stifel, Nicolaus & Company, Incorporated to include such opinion and a summary of such opinion (subject to such summary being in a form reasonably acceptable to Stifel, Nicolaus & Company, Incorporated and its counsel and consistent with similar descriptions in transactions of the same type as the Merger) in the Proxy Statement/Prospectus.

Section 4.15                Material Contracts.

(a)          Except for this Agreement and agreements filed as exhibits to Parent's SEC Documents, as of the date of this Agreement, no Buyer Entity nor any of their Subsidiaries is a party to or bound by any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a "Buyer Entity Material Contract").

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, no Buyer Entity nor any of its Subsidiaries is in breach of or default under the terms of any Buyer Entity Material Contract and, to the knowledge of EnerJex Parties, no other party to any Buyer Entity Material Contract is in breach of or default under the terms of any Buyer Entity Material Contract. Each Buyer Entity Material Contract is a valid and binding obligation of the applicable Buyer Entity or the Subsidiary of a Buyer Entity that is party thereto and, to the knowledge of EnerJex Parties, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.16                Reserve Reports. EnerJex Parties have delivered or otherwise made available to BRE true and correct copies of all written reports requested or commissioned by any Buyer Entity or its Subsidiaries and delivered to a Buyer Entity or its Subsidiaries in writing on or before the date of this Agreement estimating EnerJex Parties’ and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a "Parent Report Preparer") concerning the Oil and Gas Interests of EnerJex Parties and such Subsidiaries as of December 31, 2012 (the "Parent Reserve Reports"). The factual, non-interpretive data provided by EnerJex Parties and their Subsidiaries to each Parent Report Preparer in connection with the preparation of Parent Reserve Reports that was material to such Parent Report Preparer’s estimates of the proved oil and gas reserves set forth in Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of Parent Reserve Reports) accurate in all material respects. The oil and gas reserve estimates of EnerJex Parties set forth in Parent Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of EnerJex Parties at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in Parent Reserve Reports that, individually or in the aggregate, has had or would have a Material Adverse Effect.

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Section 4.17                Finders or Brokers. Except for Stifel, Nicolaus & Company, Incorporated, no Buyer Entity nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.18                Tax Matters.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)           (A) Each of EnerJex Parties and its Subsidiaries has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and (B) all Taxes due and owing by each of EnerJex Parties and its Subsidiaries (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP.

(ii)          (A) No deficiencies for Taxes with respect to a Buyer Entity or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of a Buyer Entity or any of its Subsidiaries, and (C) none of EnerJex Parties or any of their respective Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)         There are no Liens for Taxes upon any property or assets of a Buyer Entity or any of its Subsidiaries other than Permitted Liens.

(iv)         Neither of the EnerJex Parties nor any of their respective Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(v)          No claim has been made by any Taxing Authority in a jurisdiction where a Buyer Entity or any of its Subsidiaries does not file Tax Returns that such Buyer Entity or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(vi)         Neither of the EnerJex Parties nor any of their respective Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(vii)        Neither of the EnerJex Parties nor any of their respective Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which a Buyer Entity or any of its Subsidiaries is or was the common parent, and none of EnerJex Parties or any of their respective Subsidiaries has any liability for Taxes of any other person (other than Taxes of a Buyer Entity or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

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(b)          Neither of the EnerJex Parties nor any of their respective Subsidiaries is aware of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 4.19                Employee Benefit Plans.

(a)          For purposes of this Agreement, "Parent Benefit Plan" means each employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by a Buyer Entity or any Subsidiary of a Buyer Entity, or to which a Buyer Entity or any Subsidiary of a Buyer Entity contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of a Buyer Entity or any Subsidiary of a Buyer Entity.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Buyer Entity.

(c)          Neither of the EnerJex Parties nor any of their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d)          Neither of the EnerJex Parties nor any of their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of EnerJex Parties and their Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

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Section 4.20                Employment and Labor Matters. As of the date hereof, no Buyer Entity nor any of its Subsidiaries is, or since December 31, 2012 has been, a party to any Collective Bargaining Agreement, and no employee is represented by a labor organization for purposes of collective bargaining with respect to any Buyer Entity or any of its Subsidiaries. To the knowledge of EnerJex Parties, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the any Buyer Entity or any of its Subsidiaries. As of the date hereof, no Collective Bargaining Agreement is being negotiated by any Buyer Entity or, to the knowledge of EnerJex Parties, any of their respective Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against any Buyer Entity or any of its Subsidiaries pending or, to the knowledge of EnerJex Parties, threatened, that may interfere in any material respect with the business activities of any Buyer Entity and its Subsidiaries taken as a whole. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no pending charge or complaint against any Buyer Entity or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of EnerJex Parties and their Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would have, individually or in the aggregate, a Material Adverse Effect, EnerJex Parties and their Subsidiaries have complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by any Buyer Entity pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 4.21             No Additional Representations.

(a)          Parent acknowledges that BRE does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III or in any certificate delivered by BRE to a Parent in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that BRE makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of BRE and its Subsidiaries or (b) the future business and operations of BRE and its Subsidiaries, and Parent has not relied on such information or any other representations or warranties not set forth in ARTICLE III.

(b)          Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of BRE and its Subsidiaries and acknowledges that they have been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Parent by BRE in accordance with the terms hereof, in entering into this Agreement, Parent has relied solely upon their independent investigation and analysis of BRE and its Subsidiaries, and Parent acknowledges and agrees that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by BRE, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or other Representatives that are not expressly set forth in ARTICLE III or in any certificate delivered by BRE to Parent, whether or not such representations, warranties or statements were made in writing or orally. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered by BRE to Parent: (i) BRE does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and Parent is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by BRE to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent as having been authorized by BRE, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or any of its Representatives are not and shall not be deemed to be or include representations or warranties of BRE unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE III. To the knowledge of Parent, nothing contained in the representations and warranties set forth in ARTICLE III as modified by the BRE Disclosure Schedules is inaccurate.

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ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by BRE.

(a)          From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Disclosure Schedule, BRE covenants and agrees that the business of BRE and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Permits and preserve their relationships with customers and suppliers; provided, however, that no action by BRE or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)          BRE agrees with EnerJex Parties, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by Parent (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Disclosure Schedule, BRE:

(i)           shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii)          shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of BRE which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by BRE or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of BRE or its Subsidiaries), except dividends or distributions by any Subsidiaries only to BRE or to any Subsidiary of BRE in the ordinary course of business;

(iv)         shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among BRE and its Subsidiaries or among its Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers or any other transaction contemplated by this Agreement;

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(v)          shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person;

(vi)         shall not, and shall not permit any of its Subsidiaries to, to the extent any expenditures exceed, in the aggregate, $100,000:

(A)          sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets in, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(B)           authorize any capital expenditures, except for (1) expenditures contemplated by BRE 2013 Reserve Report provided to Parent (whether or not such capital expenditure is made during the 2013 fiscal year), but only to the extent BRE has sufficient cash on hand to make such expenditures without incurring additional debt, (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, and (3) expenditures made to acquire or re-lease oil and gas leases owned by BRE that will be expiring in 2013;

(vii)        shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice, but in no event having a duration longer than 30 days;

(viii)       except as required by applicable Law or the terms of any BRE Benefit Plan existing and as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, consultants, independent contractors or other service providers of BRE or any of its Subsidiaries or other existing BRE Benefit Plan (other than amendments or modifications to broad-based BRE Benefit Plans in the ordinary course of business that do not materially increase the cost or expense to BRE of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of BRE or its Subsidiaries, other than increases in base salary to employees of BRE in the ordinary course of business consistent with past practice or in connection with a promotion of such employee in the ordinary course of business consistent with past practice, provided that such increases in base salary shall not exceed 5% in the aggregate (on an annualized basis) or, in the case of any individual employee with an annual base compensation greater than $150,000, 5% for any individual employee (on an annualized basis), (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, consultants, independent contractors or other service providers of BRE or any of its Subsidiaries, (5) accelerate any rights or benefits, (6) fund any rabbi trust or similar arrangement, (7) change any actuarial assumptions used to calculate funding obligations with respect to any BRE Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (8) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has annual base compensation greater than $150,000; provided that BRE may hire any officer, employee, independent contractor or consultant with an annual base compensation greater than $150,000, so long as the annual base compensation of such new hire is on market terms, in order to replace any officer, employee, independent contractor or consultant whose employment or services with BRE or any of its Subsidiaries has been terminated;

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(ix)          shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x)           shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in BRE or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing BRE Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) the sale of shares of BRE Common Stock pursuant to the exercise of BRE Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, and (2) shares of BRE Common Stock issued pursuant to the conversion of the WCOF-BRE Debenture as contemplated in Section 6.3(d);

(xi)          shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among BRE and its Subsidiaries or among its Subsidiaries and other than the acquisition of shares of BRE Common Stock from a holder of a BRE Option in satisfaction of withholding obligations or in payment of the exercise price thereof;

(xii)         shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Parent than such existing indebtedness, and (4) for any guarantees by BRE of indebtedness of Subsidiaries of BRE or guarantees by its Subsidiaries of indebtedness of BRE or any Subsidiary of BRE, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, that in the case of each of clauses (1) through (4) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to BRE and its Subsidiaries, or, following the Closing, BRE and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which BRE or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

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(xiii)        other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any BRE Material Contract or under any BRE Permit, or enter into any new Contract which would be a BRE Material Contract, in each case in a manner or with an effect that is adverse to BRE and its Subsidiaries, taken as a whole, or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect any Buyer Entity, the Surviving Company or any of their respective affiliates from engaging in any business or competing in any geographic location with any person;

(xiv)       shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises equal to or lesser than the amounts reserved with respect thereto on the most recent consolidated balance sheet of BRE and its Subsidiaries;

(xv)        shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of BRE or Parent;

(xvi)       except as otherwise permitted by this Agreement, any refinancing permitted by clauses (M)(3) and (4) above or for transactions between BRE and its Subsidiaries or among its Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of BRE or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(xvii)      shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

Section 5.2 Conduct of Business by EnerJex Parties.

(a)          Ordinary Course. From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to EnerJex Parties or any of its Subsidiaries, (ii) with the prior written consent of BRE (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement or (iv) as permitted under Section 5.2(c), below, or as set forth in Section 5.2(a) of Parent Disclosure Schedule, Parent covenants and agrees that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)          Pre-Effective Time Operations. Each of EnerJex Parties agrees with BRE, on behalf of themselves and their Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to EnerJex Parties or any of their Subsidiaries, (ii) as may be consented to by BRE (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as is permitted under Section 5.2(c), below, or as set forth in Section 5.2(b) of Parent Disclosure Schedule, each of EnerJex Parties:

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(i)           shall not adopt or agree to adopt any amendments its certificate of incorporation or bylaws or similar applicable organizational documents;

(ii)          shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities , except for any such transaction by a wholly owned Subsidiary of a Buyer Entity which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by a Buyer Entity or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, stock or other securities of a Buyer Entity or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to a Buyer Entity or to any Subsidiary of a Buyer Entity in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, and (3) the Permitted EnerJex Dividend (as defined in Section 5.17, below);

(iv)         shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than any restructurings or reorganizations solely among a Buyer Entity and its Subsidiaries or among its Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers or any other transaction contemplated by this Agreement;

(v)          shall not, and shall not permit any of its Subsidiaries to, make any acquisition (whether through merger, consolidation or otherwise) of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers;

(vi)         shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any share of capital stock or other ownership interest in a Buyer Entity or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as contemplated by this Agreement, (2) issuances and sales of shares of Parent Common Stock at a price less than $0.70 per share and not exceeding 10 % of the issued and outstanding shares as of the date of this Agreement, (3) the sale of Parent Common Stock pursuant to the exercise of Parent Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (4) for transactions among a Buyer Entity and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (5) completing grants to officers, directors and employees of compensatory stock options to purchase Parent Common Stock under the existing Parent Benefit Plan adopted for such purpose to the extent such grants do not exceeed the number of options referenced in Section 4.1(b);

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(vii)        shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of a Buyer Entity or any of its Subsidiaries; and

(viii)       shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (H) of this Section 5.2(b).

(c)          Sale of Assets. The parties hereby (i) acknowledge that Parent and its Subsidiaries may desire to sell certain of their respective existing assets (including interests in Subsidiaries and other assets held by Parent and each of its Subsidiaries) in order to generate working capital that would be deployed to develop the assets of BRE after the Effective Time, and (ii) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, during the period from and after the date of this Agreement and prior to the Effective Time, Parent and its Subsidiaries (and each of their respective Subsidiaries) may sell or otherwise dispose of any of their respective assets (without regard to whether such sales or other dispositions may be outside the ordinary course of business for Parent or such respective Subsidiary), including but not limited to oil and gas leases, working interests, development rights, and ownership interests in any Subsidiary, to any unrelated third party for fair market value.

Section 5.3 Mutual Access.

(a)          For purposes of furthering the Transactions, each of BRE and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other Representatives of each such party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party and its Subsidiaries, as such other party may reasonably request. Notwithstanding the foregoing, no party shall be required to afford such access if it would unreasonably disrupt the operations of the other party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. No party or any of its officers, employees or Representatives shall be permitted to perform any onsite procedures (including an onsite study or any invasive testing or sampling) with respect to any property of another party or any of its Subsidiaries without the prior written consent of such party.

(b)          The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the mutual nondisclosure agreement executed by parent and BRE in June 2012 (the "Confidentiality Agreement").

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Section 5.4 No Solicitation; Recommendation of the Board of Directors of BRE.

(a)          Except as expressly permitted by this Section 5.4, BRE shall, and shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively "Representatives") of BRE or any of its affiliates to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement with BRE within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (B) until the Effective Time or, if earlier, the Termination Date, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person (other than any Buyer Entity or any of its directors, officers, employees, affiliates or Representatives) any non-public information regarding BRE or any of its Subsidiaries in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral) with respect to a Takeover Proposal. Except to the extent necessary to take any actions that BRE or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof) or except to the extent that the Board of Directors of BRE concludes, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of BRE under applicable Law, (A) BRE and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill provision in any agreement to which BRE or any of its Subsidiaries is a party, and (B) BRE shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement, and BRE shall, and shall cause its Subsidiaries to, promptly take all steps within their power in an effort to terminate any waiver that may have been heretofore granted, to any person (other than EnerJex Parties or any of their respective affiliates), under any such provisions.

(b)          Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time from and after the date of this Agreement and prior to obtaining the BRE Stockholder Approval, BRE, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from BRE’s, its affiliates’ or BRE’s or its affiliates’ Representatives’ material breach of this Section 5.4 and if the Board of Directors of BRE determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then BRE may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to BRE and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of BRE and its Subsidiaries, to the person who has made such Takeover Proposal and its Representatives and potential sources of financing; provided, that BRE shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning BRE or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its Representatives and potential sources of financing regarding such Takeover Proposal. "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less favorable to BRE than those applicable to Parent that are contained in the Confidentiality Agreement (including standstill restrictions); provided that such confidentiality agreement shall not prohibit compliance by BRE with any of the provisions of this Section 5.4 and such confidentiality agreement shall permit the person making the Takeover Proposal to make non-public Takeover Proposals directly to BRE and the Board of Directors of BRE (as opposed to directly to the shareholders of BRE). Nothing in this Section 5.4 shall prohibit BRE, or the Board of Directors of BRE, directly or indirectly through any officer, employee or Representative, from (1) informing any person that BRE is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.4, or (2) disclosing factual information regarding the business, financial condition or results of operations of BRE or its Subsidiaries or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (x) BRE shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (y) BRE complies with the obligations set forth in the proviso in Section 5.4(g).

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(c)          BRE shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent after receipt by BRE or any of its Representatives of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal. BRE shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal). BRE agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits BRE from providing any information to Parent in accordance with this Section 5.4.

(d)          Except as expressly permitted by Section 5.4(e) and Section 5.4(f), the Board of Directors of BRE shall not (A) fail to include the BRE Recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to EnerJex Parties, the BRE Recommendation, (C) make any recommendation or public statement that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of BRE in connection with a tender offer or exchange offer that constitutes a Takeover Proposal (other than (I) a recommendation against such offer or (II) a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act that includes a reaffirmation of the BRE Recommendation or refers to the prior BRE Recommendation of the Board of Directors of BRE) (it being understood that the Board of Directors of BRE may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a BRE Adverse Recommendation Change, and such refrain shall not be treated as a BRE Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of BRE a Takeover Proposal (any action described in this sentence being referred to as a "BRE Adverse Recommendation Change").

(e)          Notwithstanding anything to the contrary set forth in this Agreement, with respect to a Takeover Proposal, at any time prior to the time the BRE Stockholder Approval is obtained, the Board of Directors of BRE may make a BRE Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(h) if, after receiving a bona fide, unsolicited Takeover Proposal that did not result from a material breach of Section 5.4(a), the Board of Directors of BRE has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Takeover Proposal constitutes a Superior Proposal and (ii) in light of such Takeover Proposal, the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of BRE under applicable Law; provided, however, that, prior to making such BRE Adverse Recommendation Change and/or terminating this Agreement pursuant to Section 7.1(h), (A) BRE has given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed transaction agreements with the person making such Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to BRE, a written summary of the material terms thereof), (B) BRE has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) the Board of Directors of BRE shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and, at the end of such notice period, shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, BRE shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three-business-day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time BRE shall be required to comply with the requirements of this Section 5.4(e)  anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

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(f)           Other than in connection with a Superior Proposal (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), the Board of Directors of BRE may make a BRE Adverse Recommendation Change in response to a BRE Intervening Event if the Board of Directors of BRE determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of BRE to effect a BRE Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors of BRE under applicable Law; provided, however , that, prior to making such BRE Adverse Recommendation Change, (i) BRE has given Parent at least three business days’ prior written notice of its intention to take such action (which shall specify the reasons therefor), (ii) BRE has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement as would not permit the Board of Directors of BRE to make a BRE Adverse Recommendation Change pursuant to this Section 5.4(f), and (iii) the Board of Directors of BRE shall have considered any revisions to the terms of this Agreement proposed in writing by Parent and, at the end of such notice period, shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of BRE to effect a BRE Adverse Recommendation Change in response to a BRE Intervening Event would reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of BRE under applicable Law.

(g)          Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit BRE or the Board of Directors of BRE from taking and disclosing to the stockholders of BRE a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any "stop, look and listen" communication or any other similar disclosure to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act; provided that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of BRE with respect to this Agreement or a Takeover Proposal shall be deemed to be a BRE Adverse Recommendation Change unless the Board of Directors of BRE in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of BRE.

Section 5.5 Recommendation of the Board of Directors of Parent.

(a)          Except as expressly permitted by Section 5.5(b), the Board of Directors of Parent shall not (A) fail to include Parent Recommendation in the Proxy Statement/Prospectus, or (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to BRE, Parent Recommendation (any action described in this sentence being referred to as a "Parent Adverse Recommendation Change").

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(b)          Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of Parent to effect a Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (i) Parent has given BRE at least three business days’ prior written notice of its intention to take such action (which shall specify the reasons therefor), (ii) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with BRE during such notice period, to the extent BRE wishes to negotiate, to enable BRE to propose revisions to the terms of this Agreement as would not permit the Board of Directors of Parent to make a Parent Adverse Recommendation Change pursuant to this Section 5.5(b), and (iii) the Board of Directors of Parent shall have considered any revisions to the terms of this Agreement proposed in writing by BRE and, at the end of such notice period, shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of Parent to effect a Parent Adverse Recommendation Change in response to a Parent Intervening Event would reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable Law.

Section 5.6 Filings; Other Actions.

(a)          As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. Parent will cause the Proxy Statement/Prospectus to be mailed to Parent stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent, without BRE’s prior consent (which shall not be unreasonably withheld) and without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise BRE promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Form S-4 or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or BRE, or any of their respective affiliates, officers or directors, is discovered by Parent or BRE which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and BRE, as applicable.

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(b)          Within 24 hours after the execution of this agreement by the parties, the Principal Stockholder shall execute a stockholder action by written consent in favor of adoption of this Agreement. BRE will, except in the case of a BRE Adverse Recommendation Change, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders written consents in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders to obtain such approvals. BRE will not submit to the vote of its stockholders any Takeover Proposal other than the Merger.

(c)          As promptly as reasonably practicable following the clearance of the Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Law and its organizational documents to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining Parent Stockholder Approval (the "Parent Stockholder's Meeting"), and not postpone or adjourn Parent Stockholders' Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of the Merger; provided, that, unless otherwise agreed to by the parties, Parent Stockholders' Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which Parent Stockholders' Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, through its Board of Directors, except in the case of a Parent Adverse Recommendation Change, recommend that its stockholders approve the Merger and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of FINRA or applicable Law to obtain such approvals.

Section 5.7 Employee Matters.

(a)          Following the Closing Date, Parent shall, or shall cause its applicable affiliate to, cause any employee benefit plans sponsored or maintained by Parent or its applicable affiliate in which the employees of BRE (the "BRE Employees") are eligible to participate following the Closing Date (collectively, the "Post-Closing Plans") to recognize the service of each BRE Employee with BRE and its Subsidiaries and their respective predecessors prior to the Closing Date for purposes of eligibility, vesting, benefit levels and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable BRE Benefit Plan in which such BRE Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a BRE Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent or its applicable affiliate do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

(b)          If requested by Parent in writing delivered to BRE not less than ten business days before the Closing Date, the Board of Directors of BRE (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the BRE 401(k) plans (the "BRE 401(k) Plan"), effective as of the day prior to the Closing Date.

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(c)          Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the BRE Stock Plan and the BRE Benefit Plans identified in Section 3.9(a)of the Disclosure Schedule will occur at or prior to the Effective Time, as applicable.

(d)          Nothing in this Agreement shall confer upon any BRE Employee or other service provider any right to continue in the employ or service of Parent or any of its affiliates, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company, BRE or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any BRE Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any BRE Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, BRE or any of their Subsidiaries (including, after the Closing Date, BRE and its Subsidiaries) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, BRE and its Subsidiaries) or affiliates to amend, modify or terminate any BRE Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.7 shall create any third party beneficiary rights in any BRE Employee or current or former service provider of BRE or its affiliates (or any beneficiaries or dependents thereof).

Section 5.8 Regulatory Approvals; Efforts.

(a)          Prior to the Closing, the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity required to be obtained or made by the parties or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the other Transactions contemplated by this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions contemplated by this Agreement. Additionally, each of the parties shall use reasonable best efforts to fulfill all conditions precedent to the Transactions and shall not take any action after the date of this Agreement that would reasonably be expected to materially hinder or delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing or to materially hinder or delay the expiration of the required waiting period under any applicable Law. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

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(b)          The parties shall each keep the other apprised of the status of matters relating to the completion of the Transactions and the regulatory approvals and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.8. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. No party shall participate in any meeting or teleconference with any Governmental Entity (other than teleconferences with respect to non-substantive or ministerial matters) in connection with this Agreement and Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Each party shall furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the Transactions, and furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.8 may be redacted (i) to remove references concerning the valuation of Parent and Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c)          Subject to the terms and conditions herein provided and without limiting the foregoing, Parent and BRE shall use reasonable best efforts to (i) file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act, if applicable; (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of any applicable Law; (iii) ensure the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the Merger or the other Transactions; and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the Merger and the other Transactions contemplated hereby as promptly as practicable. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a "Second Request"), the parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for each of the parties will closely cooperate during the entirety of any such Second Request review process.

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Section 5.9 Takeover Statutes. If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any of the other Transactions, each party shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.10                Public Announcements. The parties shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Transactions and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. The parties agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11                Directors and Officers Insurance. For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by BRE and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay, in respect of any year after the Effective Time, annual premiums in excess of 200% of the last annual premium paid by BRE prior to the date hereof in respect of the coverages (the "Maximum Amount") required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If BRE elects, in its sole discretion, then BRE may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such its directors and officers, in their capacity as such; provided that in no event shall the cost of such policy, if purchased by BRE, exceed six (6) times the Maximum Amount and, if such a "tail policy" is purchased, Parent shall have no further obligations under this Section 5.11.

Section 5.12               Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give either Parent or BRE, directly or indirectly, the right to control or direct the other Party's operations prior to Effective Time and (b) prior to the Effective Time, each of Parent and BRE shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13               Section 16 Matters. Prior to the Effective Time, Parent and BRE shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 5.14               Transaction Litigation. Subject to applicable Law, BRE shall give Parent the opportunity to participate in BRE's defense or settlement of any stockholder litigation against BRE and/or its directors or executive officers relating to the Transactions, including the Merger. BRE agrees that, except to the extent permitted pursuant to Section 5.1(b)(xiv), it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against BRE or its directors, executive officers or similar persons by any stockholder of BRE relating to this Agreement or the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld).

Section 5.15               Certain Tax Matters. The parties shall cooperate and use their respective reasonable efforts in order for Parent and BRE to obtain the tax opinions referenced in Section 6.2(e) and Section 6.2(f). None of Parent, BRE, or any of their respective Subsidiaries shall knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Each party will report the transactions described in the preceding sentence in the manner set forth therein except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

Section 5.16               Special EnerJex Dividend. The parties (a) acknowledge that Parent has filed an action against Husch Blackwell LLP, and certain of its principals (the "HB Litigation") in which Parent is seeking damages from alleged breach of contract, legal malpractice, breach of fiduciary duty, and fraud by the defendants, and (b) agree that Parent may declare a dividend payable to Parent stockholders of record as of a date on or after the execution of this Agreement and prior to the Effective Time of the Merger, under which Parent will issue to such stockholders shares of stock, a warrant, or another right or security entitling such stockholders to receive in the aggregate a number of shares of Parent Common Stock equal to the quotient determined by dividing (x) Parent's "Net Recovery" in the HB Litigation, by (y) $0.70 (such dividend, the "Permitted EnerJex Dividend"). For purposes of the foregoing, the term "Net Recovery" means the gross amount received by Parent in settlement of its claim in the HB Litigation or in satisfaction of any judgment entered in favor of Parent in such HB Litigation, reduced by litigation expenses and the portion of such gross amount that Parent is obligated to pay to counsel representing Parent in the HB Litigation.

Section 5.17                Principal Stockholder Covenants. The Principal Stockholder hereby waives any right to receive any portion of the Cash Consideration in the Merger, and agrees to elect to receive solely shares of Parent Common Stock in exchange for shares of BRE Common Stock held by such Principal Stockholder.

Section 5.18               Acknowledgement of Carlyle Notes. Parent acknowledges that (a) BRE is currently indebted to Carlyle Energy Mezzanine Opportunities Fund, L.P., Carylyle Energy Mezzanine Opportunities Fund-A, L.P., and CEMOF Coinvestment, L.P. (collectively, "Carlyle Holder") pursuant to certain promissory notes (collectively, the "Carlyle Notes"), under which there is currently approximately $16,250,000 of Tranche A principal and interest oustanding, and (b) BRE shall not be required to pay down or discharge prior to the Effective Time of the Merger the balance due under the Carlyle Notes. In the event any obligation under this Agreement is construed in a manner that triggers a default under the Carlyle Note, the parties shall negotiate an alternative that reasonably preserves such obligation and does not so trigger the default.

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ARTICLE VI.

CONDITIONS TO THE PRINCIPAL TRANSACTIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Principal Transactions. The respective obligations of each party to effect the Principal Transactions shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          Each of Parent Stockholder Approval and the BRE Stockholder Approval shall have been obtained.

(b)          No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of either Merger or any of the other Transactions.

(c)          The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

Section 6.2 Conditions to Obligation of BRE to Effect the Merger. The obligation of BRE to effect the Merger is further subject to the fulfillment (or waiver by BRE) at or prior to the Effective Time of the following conditions:

(a)          (i) The representations and warranties of Parent set forth in this Agreement qualified by Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Parent set forth in Section 4.1(b) and Section 4.1(c) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) the other representations and warranties of Parent set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct have not and would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)          Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)          Parent shall have delivered to BRE a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

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(a)          (i) The representations and warranties of BRE set forth in this Agreement qualified by Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of BRE set forth in Section 3.2(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) the other representations and warranties of BRE set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)          BRE shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)          BRE shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer of BRE, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)          BRE shall have issued to WCOF approximately, and in any case no more than, 107,305,678 shares of BRE Common Stock in complete satisfaction of all amounts due to WCOF under the WCOF-BRE Debenture (with such final amount to be determined by BRE and WCOF at the date of such issuance and satisfaction), which WCOF-BRE Debenture shall have been discharged in full, and WCOF shall execute and deliver to Parent a certificate confirming that such WCOF-BRE Debenture has been discharged in full.

(e)          BRE's auditors shall have delivered to Parent (i) audited financial statements for BRE for the 12-month periods ended December 31, 2011, and December 31, 2012, in form and substance acceptable to Parent, and (ii) a report of agreed procedures acceptable to Parent with respect to the six-month period ended June 30, 2013, in form and substance acceptable to Parent.

(f)           Notwithstanding anything to the contrary in this Agreement, the Carlyle Note Payoff Amount shall not exceed $16,343,910 reduced by the balance in the Capital Reserve Account as of September 30, 2013.

Section 6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Transactions by the stockholders of Parent or BRE:

(a)          by the mutual written consent of Parent and BRE;

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(b)          by Parent or BRE, if the Merger shall not have been consummated on or prior to September 30, 2013 (the "End Date"); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either BRE or Parent from time to time by written notice to the other party up to a date not beyond December 31, 2013, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)          by Parent or BRE, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d)          by Parent or BRE, if (i) Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and Parent Stockholder Approval shall not have been obtained, or (ii) BRE has not received the BRE Stockholder Approval within 24 hours after the execution of this Agreement by the Parties;

(e)          by BRE, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from BRE describing such breach or failure in reasonable detail (provided that BRE is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(f)           by Parent, if BRE shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, BRE does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from any Buyer Entity describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(g)          by Parent, prior to receipt of the BRE Stockholder Approval, (i) in the event of a BRE Adverse Recommendation Change or (ii) in the event BRE shall have Willfully Breached Section 5.4, other than in the case where (A) such Willful Breach is a result of an isolated action by a person that is a Representative of BRE, (B) BRE uses reasonable best efforts to remedy such Willful Breach and (C) Parent is not significantly harmed as a result thereof;

(h)          by BRE, prior to receipt of the BRE Stockholder Approval and if Parent has complied in all material respects with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Takeover Proposal (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(h)); provided that any such purported termination by BRE pursuant to this Section 7.1(h) shall be void and of no force or effect unless BRE pays the Termination Fee in accordance with Section 7.3(a).

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Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and ARTICLE III), and there shall be no other liability on the part of any party to any other party except as provided in Section 7.3 and, subject to Section 7.3(h), any liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fees; Expenses.

(a)          If this Agreement is terminated by BRE pursuant to Section 7.1(h), then BRE shall pay to Parent the Termination Fee and Parent's Expenses, by wire transfer to the account designated by Parent in immediately available funds, upon termination of this Agreement and as a condition to the effectiveness of such termination.

(b)          If this Agreement is terminated by BRE pursuant to Section 7.1(d)(ii) and prior to the receipt by BRE of the BRE Stockholder Approval, any person (other than Parent or any of its affiliates) shall have made a Takeover Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of BRE, then BRE shall pay to Parent the Parent Expenses, by wire transfer to the account designated by Parent in immediately available funds, and, if within twenty-four months after such termination of this Agreement, BRE shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such 24-month period), a Takeover Proposal, then BRE shall pay to Parent an amount equal to the Termination Fee minus Parent Expenses previously paid or reimbursed by BRE, by wire transfer to the account designated by Parent in immediately available funds, on the earlier of the public announcement of BRE's entry into such agreement or the consummation of any such Acquisition Transaction.

(c)          If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g), (ii) by BRE pursuant to Section 7.1(b) and, at the time of such termination, (A) the BRE Stockholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g), or (iii) by Parent (1) pursuant to Section 7.1(f) due to a breach of BRE's covenants contained in this Agreement and, at the time of such breach, a Takeover Proposal shall have been announced or disclosed or otherwise communicated to the Board of Directors of BRE and not have been withdrawn or (2) pursuant to Section 7.1(f) due to a breach of BRE's covenants contained in Section 5.6(b), then BRE shall pay to Parent the Termination Fee, by wire transfer to such account designated by Parent in immediately available funds, in the case of any termination by Parent, within two business days of such termination, and in the case of any termination by BRE, prior to or concurrently with such termination. By way of clarification only, the parties acknowledge and agree that if the Agreement is terminated by Parent pursuant to Section 7.1(f) solely by reason of a failure of BRE to meet the condition set forth in Section 6.3(f), no Termination Fee shall be payable.

(d)          If this Agreement is terminated by BRE pursuant to Section 7.1(e) due to a breach of Parent's covenants contained in this Agreement (other than due to a breach of Section 5.6(c)), then Parent shall pay to BRE the Termination Fee, by wire transfer to the account designated by BRE in immediately available funds, within two business days following such termination.

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(e)          If this Agreement is terminated by Parent pursuant to Section 7.1(f) due to a breach of BRE's covenants contained in this Agreement (other than due to a breach for which the Termination Fee is payable under Section 7.3(c)), then BRE shall pay to Parent the Termination Fee, by wire transfer to the account designated by Parent in immediately available funds, within two business days following such termination, and Parent's Expenses.

(f)           Solely for purposes of this Section 7.3, "Takeover Proposal" shall have the meaning ascribed thereto in Appendix 1 hereto, except that all references to 25% shall be changed to 50%.

(g)          For purposes of this Agreement, the term:

(i)           "BRE Expenses " shall mean BRE's actual out-of-pocket expenses in connection with the negotiation, preparation, and execution of this Agreement and obtaining approval of its Board of Directors and stockholders for the transactions contemplated herein, up to a maximum of $250,000.

(ii)          "Parent Expenses " shall mean Parent's actual out-of-pocket expenses in connection with the negotiation, preparation, and execution of this Agreement and obtaining approval of its Board of Directors and stockholders for the transactions contemplated herein, up to a maximum of $250,000.

(iii)         "Termination Fee" shall mean:

(A)          Upon any termination of this Agreement by BRE pursuant to Section 7.1(h), a cash amount equal to the sum of Two Million Dollars ($2,000,000); and

(B)           Upon any termination of this Agreement by Parent pursuant to Section 7.1(f) or (g), or by BRE pursuant to Section 7.1(e), a cash amount equal to the sum of One Million Dollars ($1,000,000).

(h)          Notwithstanding anything to the contrary in this Agreement, (i) if the Termination Fee shall become due and payable in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c), or if Parent Expenses shall become due and payable in accordance with Section 7.3(f), then from and after such termination and payment of the Termination Fee or Parent Expenses, as applicable pursuant to and in accordance with Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(f), as applicable, Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except in the case of fraud or willful misconduct by Parent; and (ii)  if the BRE Expenses shall become due and payable in accordance with Section 7.3(e), then from and after such termination and payment of the BRE Expenses, as applicable, pursuant to and in accordance Section 7.3(e), Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except in the case of fraud or willful misconduct by Parent.

(i)           Each of the parties hereto acknowledges that Termination Fee, Parent Expenses reimbursement, and the BRE Expense reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the parties in the circumstances in which such fees and/or expense reimbursements are due and payable and, in each case, which do not involve fraud or willful misconduct, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Termination Fee and Parent Expense reimbursement, and in no event shall BRE be required to pay Parent an amount in excess of the Termination Fee pursuant to all provisions of this ARTICLE VII, in connection with a termination of this Agreement pursuant to which such Termination Fee and/or Parent Expense reimbursement are payable. In no event shall BRE be entitled to more than one payment of the BRE Expense reimbursement, and in no event shall Parent be required to pay to BRE an amount in excess of the BRE Expense reimbursement pursuant to all provisions of this Section 7.3, in connection with a termination of this Agreement pursuant to which such BRE Expense reimbursement is payable.

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(j)           Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) such party shall reimburse the other party that should have received such amount for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) such party shall pay to the other party that should have received such amount interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3%.

ARTICLE VIII.

SURVIVAL, INDEMNIFICATION, AND ESCROW

Section 8.1 Survival. The representations and warranties of BRE contained in this Agreement shall survive for thirty (30) days following the date Parent receives from its auditors audited financial statements (the "September 30 Financial Statements") for BRE for the 9-month period ending September 30, 2013 (such date, the "Survival Date"); provided, however, that the representations and warranties in Section 3.1, Section 3.2, and Section 3.3 (each a "BRE Excluded Representation") shall survive as set forth below. Parent and BRE agree to cooperate and use their reasonable best efforts to complete the September 30 Financial Statements as promptly as possible following the Closing. Prior to and following the Survival Date, the Indemnified Parties shall have the right to assert claims for indemnification under Section 8.2 hereof that arise from inaccuracy or breach of any BRE Excluded Representation, fraud, intentional misrepresentation or willful breach until the expiration of the applicable statute of limitations plus sixty (60) days, provided that if there is no applicable statute of limitations, such right shall survive indefinitely. The parties acknowledge that the time periods set forth in this Section 8.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 8.1 and elsewhere in the Agreement may be shorter or longer than otherwise provided by law. The representations and warranties of Parent contained in this Agreement shall not survive beyond the Closing Date.

Section 8.2 Indemnification. By virtue of the Merger the Principal Stockholder agrees to indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives (the "Parent Indemnified Parties") against all Losses incurred or sustained by Parent Indemnified Parties, or any of them, directly or indirectly, based upon, arising out of, with respect to or by reason of: (i) any breach or inaccuracy of a representation or warranty of BRE contained in this Agreement, any related agreement or any certificate or instrument delivered by BRE pursuant to this Agreement (the "Closing Certificates"), (ii) any failure by BRE or the Principal Stockholder to perform or comply with any covenant, obligation or agreement applicable to it in this Agreement, any related agreement or any Closing Certificate, (iii) any fraud, intentional misrepresentation or willful breach of BRE or any Principal Stockholder with respect to this Agreement, any related agreement or any Closing Certificate, (iv) any claims by or purportedly on behalf of any holder or former holder of any shares of BRE's capital stock or rights to acquire BRE's capital stock, which relate or purport to relate to the Merger or any of the other transactions contemplated hereby, including appraisal or dissenters’ rights proceedings, claims in connection with appraisal rights notices, or claims alleging violations of fiduciary duty (excluding cash payments to such holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of BRE Common Stock had they received merger consideration payable pursuant to this Agreement rather than exercising dissenters’ rights, but not excluding the costs and expenses incurred in connection with the proceedings relating to such exercise of dissenters’ rights), and (v) all Taxes (or the non-payment thereof) of BRE for all Pre-Closing Tax Periods. BRE (including any officer or director of BRE) and the Principal Stockholder shall not have any right of contribution, indemnification or right of advancement from any Parent Indemnified Party with respect to any Loss claimed by a Parent Indemnified Party.

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Section 8.3 Maximum Payments; Limitations.

(a)          From and after the Closing Date, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy for monetary damages of Parent Indemnified Parties and their Affiliates with respect to breaches of representations and warranties set forth in this Agreement other than Losses resulting from a claim based on fraud, intentional misrepresentation or willful breach, which shall not be so limited.

(b)         There shall be no recovery for claims under clause (i) of Section 8.2 (other than with respect to claims based on an inaccuracy or breach of any BRE Excluded Representations, fraud, intentional misrepresentation or willful breach) unless and until the aggregate amount of Losses of the Indemnified Parties that may be claimed thereunder exceeds $447,000 (the "Threshold"), and once such Threshold has been reached, the Principal Stockholder shall be liable to the Indemnified Parties for the full amount of all Losses, including those which comprised any portion of the Threshold.

(c)         The aggregate maximum indemnification obligation of the Principal Stockholder for Losses with respect to breaches of representations and warranties set forth in this Agreement (including the representations and warranties made by the Principal Stockholder) shall not exceed, in the aggregate, the Escrow Amount, other than with respect to Losses resulting from a claim based on an inaccuracy or breach of any BRE Excluded Representations, which shall be limited to the aggregate Purchase Price, or fraud, intentional misrepresentation or willful breach committed with the Principal Stockholder's knowledge, which shall not be so limited.

(d)         Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Parent Indemnified Party may bring a claim for indemnification for any Loss under this ARTICLE VIII notwithstanding the fact that such Parent Indemnified Party had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Parent Indemnified Party’s own investigation or through disclosure by BRE, any Principal Stockholder or any third party) of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. No Parent Indemnified Party shall be required to take any action to obtain payments from any third party, including an indemnitor, insurer or tax authority, with respect to, or for the purposes of offsetting, any Losses.

(e)          Nothing in this ARTICLE VIII shall limit the liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement if the Merger does not close.

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Section 8.4 Definition of Losses. For purposes of this ARTICLE VIII, the term "Losses" shall mean losses, Taxes, liabilities, damages, deficiencies, claims, actions, proceedings, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses (and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing). In the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses (but not whether a breach, inaccuracy or failure occurred), no effect will be given to any qualification as to "materiality," a Material Adverse Effect, or "in all material respects" qualification contained in any representation, warranty or covenant.

Section 8.5 Escrow Period. The Escrow Amount shall be retained as of the Closing Date and distributed within 5 business days after the Survival Date (such period referred to herein as the "Escrow Period"), provided, however, that the portion of the Escrow Amount which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Principal Stockholder prior to termination of the Escrow Period or updated thereafter, shall not be paid and shall not be issued, as applicable, until such claims have been finally resolved, or, if earlier, until paid or issued in accordance with Section 8.6 below.

Section 8.6 Claims for Indemnification.

(a)          Satisfaction of Indemnification Obligations. Subject to the limitations of Section 8.3, the Indemnified Parties shall recover pursuant to the indemnity set forth in Section 8.2 as follows:

(i)           First, by a reduction to the Escrow Fund until the Escrow Fund is depleted in full;

(ii)          Second, in the case of Losses, the recovery for which are not limited pursuant to this ARTICLE VIII to the Escrow Amount, by recovery directly from the Principal Stockholder.

(b)          Procedure.

(i)           For the purposes hereof, "Officer’s Certificate" shall mean a certificate signed by any officer of Parent: (A) stating that a Parent Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability and (in each case to the extent ascertainable) the method of computation of all such amounts, and (C) describing in reasonable detail, to the extent known to Parent Indemnified Party, the facts giving rise to the claim for indemnification and the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable claim to which such item is related, provided that any Officer’s Certificate may be updated and amended from time to time by Parent by delivering an updated or amended Officer’s Certificate to the Principal Stockholder.

(ii)          At the time of delivery of any Officer’s Certificate by Parent to the Principal Stockholder and, if any cash or shares remain in the Escrow Fund, the Escrow Agent, and for a period of thirty (30) days after such delivery, no reduction shall be made to the Escrow Amount pursuant to this Section 8.6 unless the Principal Stockholder shall have provided written authorization to Parent to make such reduction. After the expiration of such thirty (30) day period, Parent shall be entitled to instruct the Escrow Agent to release to Parent from the Escrow Fund or recover from the Principal Stockholder in accordance with Section 8.6(a)(ii) an aggregate value not to exceed the amount of the Losses set forth in the Officer’s Certificate in accordance with this Section 8.6, provided that no such reduction or recovery may be made if the Principal Stockholder shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Parent and the Escrow Agent prior to the expiration of such thirty (30) day period.

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(iii)         In case the Principal Stockholder shall object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate, the Principal Stockholder and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Principal Stockholder and Parent should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by Parent and the Principal Stockholder and Parent shall be entitled to instruct the Escrow Agent to release shares of Parent Common Stock to Parent from the Escrow Fund in accordance with the terms of such memorandum.

(iv)         If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either Parent or the Principal Stockholder may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third Person, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Principal Stockholder. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Principal Stockholder cannot mutually agree on one arbitrator, then the parties agree that the arbitration will be conducted by one arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(v)          Any such arbitration shall be held under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and, in the event the judgment awards an Indemnified Party any Losses under this ARTICLE VIII, Parent and the Principal Stockholder shall instruct the Escrow Agent to release funds or shares of Parent Common Stock, as applicable, to Parent from the Escrow Fund and Parent shall be entitled to receive payment from the Stockholders, in each case, in accordance with such decision of the arbitrator(s).

(vi)         Any such arbitration proceeding, as well as all related materials, shall be governed by the terms of the Confidentiality Agreement and shall constitute "Confidential Information" as contemplated thereby. Notwithstanding the foregoing, judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, subject to Section 9.4. The foregoing arbitration provision shall apply to any dispute between the Principal Stockholder and/or Stockholders, on one hand, and any Indemnified Party, on the other hand, under this ARTICLE VIII hereof.

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(vii)        In the event a Parent Indemnified Party becomes aware of an action, suit or proceeding initiated by a third party (a, "Third-Party Claim") which such Parent Indemnified Party believes may result in a demand against the Principal Stockholder under this ARTICLE VIII, Parent shall notify the Principal Stockholder of such Third Party Claim, and the Principal Stockholder shall be entitled, at his expense, to participate in any defense of such Third Party Claim. A Parent Indemnified Party may not effect the settlement of any such claim without the consent of the Principal Stockholder, which consent shall not be unreasonably withheld. In the event that the Principal Stockholder has consented to any such settlement, the Principal Stockholder shall have no power or authority to object to the amount of any claim by such Parent Indemnified Party against the Principal Stockholder for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Principal Stockholder. For the avoidance of doubt, this ARTICLE VIII provides for indemnification of Losses for damages incurred by a Parent Indemnified Party as well as any Third-Party Claim.

Section 8.7 Tax Treatment. Any payment under ARTICLE VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by Applicable Law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses.

Section 9.2 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.3 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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Section 9.4 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9.6; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 9.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 9.6; or (c) when delivered by courier (with confirmation of delivery); in each case to the party to be notified at the address, facsimile number, or email address for such party set forth on the signature page hereto or such other address, facsimile number or email address as such party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

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Section 9.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of BRE or any other party hereto, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the first sentence of this Section 9.7, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.7 shall be null and void.

Section 9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.9 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 9.10                Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto; provided, however, that after receipt of Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of FINRA require further approval of the stockholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Parent. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11               Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12               No Third-Party Beneficiaries. Each of Parent and BRE agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) after the Effective Time, except for (i) the provisions of Section 5.11 and (ii) the right of BRE's stockholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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Section 9.13               Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.14               Definitions. All capitalized terms that appear in this Agreement and are not defined herein shall have the respective meanings ascribed thereto in Appendix 1 hereto. References in this Agreement to "Subsidiaries" of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner or managing member on the date hereof. References in this Agreement (except as specifically otherwise defined) to "affiliates" means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to " person " means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, "knowledge" means (i) with respect to Parent, the actual knowledge of the individuals listed in Section 9.14(a) of Parent Disclosure Schedule and (ii) with respect to BRE, the actual knowledge of the individuals listed on Section 9.14(a) of the BRE Disclosure Schedule. As used in this Agreement, "business day" means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law to remain closed.

[Signatures begin on following page.]

64

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

"EnerJex Parties:"

"Parent:"

EnerJex Resources, Inc., a Nevada corporation

By /s/ Robert G. Watson, Jr.

Robert G. Watson, Jr.

Chief Executive Officer

Address, Facsimile No., & Email for Notices:

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Facsimile No.: (210) 829-1224

Email: rwatson@enerjexresources.com

With a copy to:

Michael E. Pfau, Esq.

Reicker, Pfau, Pyle & McRoy LLP

1421 State Street, Suite B

Santa Barbara, California 93101

Facsimile No. (805) 966-3320

Email: mpfau@rppmh.com

And to:

R. Scott Falk, Esq.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile No.: (312) 862-2200

Email: sfalk@kirkland.com

"Merger Sub:"

BRE Merger Sub, Inc., a Delaware corporation

By/s/ Robert G. Watson, Jr.

Robert G. Watson, Jr.

Chief Executive Officer

Address, Facsimile No., & Email for Notices:

BRE Merger Sub, Inc.

c/o EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Facsimile No.: (210) 829-1224

Email: rwatson@enerjexresources.com

With a copy to:

Michael E. Pfau, Esq.

Reicker, Pfau, Pyle & McRoy LLP

1421 State Street, Suite B

Santa Barbara, California 93101

Facsimile No. (805) 966-3320

Email: mpfau@rppmh.com

 [Signatures continued on following page.]

Signature Page to Agreement and Plan of Merger

"BRE Parties:"

"BRE:"	"Principal Stockholder:"

Black Raven Energy, Inc., a Nevada corporation	West Coast Opportunity Fund, LLC, a Delaware limited liability company

By /s/ Thomas E. Riley
Thomas E. Riley, Chief Executive Officer	By /s/ Atticus Lowe
Atticus Lowe, CIO of Managing Member
Address, Facsimile No., & Email for Notices:
Address, Facsimile No., & Email for Notices:
Black Raven Energy, Inc.
ATTN: Mr. Thomas E. Riley	West Coast Opportunity Fund, LLC
c/o West Coast Asset Management
1205 Coast Village Road
Montecito, CA 93108
Facsimile No.: (___)
Email: triley@blackravenenergy.com	Facsimile No.: (805) 648-6466
Email: lance@wcam.com
With a copy to:

Ira S. Levine, Esq.
Levine Garfinkel & Katz
8880 W. Sunset Road, Suite 290
Las Vegas, NV 89148

Facsimile No.: (702) 735-2198
Email: ilevine@lgkattorneys.com

Signature Page to Agreement and Plan of Merger

Appendix 1

Definitions

For purposes of the foregoing Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

"BRE Intervening Event" means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of BRE as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors of BRE as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Board of Directors of BRE prior to obtaining the BRE Stockholder Approval; provided, however, (A) if the BRE Intervening Event relates to an event, fact, circumstance, development or occurrence involving BRE, then such event, fact, circumstance, development or occurrence shall not constitute a BRE Intervening Event if such event, change, effect, development or occurrence: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world; or (ii) results from or arises out of (a) any changes or developments in the industries in which BRE or its Subsidiaries conducts its business, (b) any changes or developments in prices for oil, natural gas or other commodities or for raw material inputs and end products, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of BRE or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), and (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, and (B) if the BRE Intervening Event relates to an event, fact, circumstance, development or occurrence involving Parent, then such event, fact, circumstance, development or occurrence shall not constitute a BRE Intervening Event unless it has a Material Adverse Effect; provided that, in determining whether a Material Adverse Effect has occurred for these purposes, the Board of Directors of BRE may consider changes in Law after the date hereof that would, or would reasonably be expected to, have a material adverse consequence on the amount of Parent’s U.S. federal income tax payments.

"BRE Stock Plans" means the Black Raven Energy, Inc., Equity Compensation Plan.

"Contract" means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

"Derivative" means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

1

"Environmental Law" means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

"ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

"good and defensible title" means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

"Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

"Hydrocarbons" means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

"IT Assets" means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Parent and its Subsidiaries that are required in connection with the operation of the business of Parent and its Subsidiaries.

"Material Adverse Effect" means an event, change, effect, development or occurrence that has had, or would be reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of a Party or its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which such Party or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Party or any of their respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to any of the Transactions ( provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 3.2, 4.2, 3.15, or 4.15 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the other Party; (5) any changes or developments in prices for oil, natural gas or other commodities or such Party's raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards or interpretations thereof, (8) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by such Party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition) or (10) any changes in the share price or trading volume of the such Party's stock or its credit ratings (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8), to the extent disproportionately affecting such Party and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such and its Subsidiaries operate.

2

"Oil and Gas Contracts" means any of the following Contracts to which the applicable Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

"Oil and Gas Interests" means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (D) all Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

"Oil and Gas Leases" means all leases, subleases, licenses or other occupancy or similar agreements under which Parent or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of Parent’s business.

"Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

3

"Parent's Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of October 3, 2011, by and among Parent, certain of its Subsidiaries, Texas Capital Bank, N.A., a national banking association (as a Bank, L/C Issuer, and Administrative Agent), and the "Banks" identified therein, as amended by the First Amendment thereto dated December 14, 2011, the Second Amendment thereto dated August 31, 2012, the Third Amendment thereto dated November 2, 2012, and the Fourth Amendment thereto dated December 31, 2012.

"Parent Intervening Event" means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of Parent as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors Parent as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Board of Directors of Parent prior to obtaining Parent Stockholder Approval, provided, however, (A) if Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving Parent, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event if such event, change, effect, development or occurrence: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world; or (ii) results from or arises out of (a) any changes or developments in the industries in which Parent or its respective Subsidiaries conduct business, (b) any changes or developments in prices for oil, natural gas or other commodities or for raw material inputs and end products, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), or (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, and (B) if Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving Parent, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event unless it has a Material Adverse Effect.

"Parent's Lender" means Texas Capital Bank, N.A., a national banking association, and the other "Banks" identified in the Parent Credit Agreement.

"Permitted Lien" means (A) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among BRE and its wholly owned Subsidiaries, (F) Liens arising under or pursuant to the organizational documents of BRE or any of its Subsidiaries, or (G) as applied to Parent and its Subsidiaries, the lien of the mortgages, deeds of trust, and security agreements pledged to Parent's Lender as collateral security for the obligations of Parent to Parent's Lender under Parent's Credit Agreement.

4

"Production Burden" means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Superior Proposal" means a bona fide, unsolicited written Takeover Proposal (A) that if consummated would result in a third party (or in the case of a merger in which Parent issues stock to such third party, the stockholders of such third party) acquiring, directly or indirectly, 75% or more of the outstanding BRE Common Stock or more than 75% of the consolidated assets (based on the fair market value thereof) of BRE and its Subsidiaries, taken as a whole, (B) that the Board of Directors of BRE determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Board of Directors of BRE determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account at the time of determination any changes to this Agreement irrevocably offered by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement and any other factors deemed relevant by the Board of Directors of BRE), is more favorable to the stockholders of BRE than the Merger.

"Systems" means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by BRE or any of its Subsidiaries and used for the conduct of the business of BRE or any of its Subsidiaries as presently conducted.

"Takeover Proposal" means any bona fide proposal or offer made by a third party (other than any offer or proposal by Parent or its affiliates) for or with respect to any acquisition, whether by a merger, consolidation, tender offer, exchange offer, business combination, recapitalization, binding share exchange, joint venture or other similar transaction, of (A) more than 25% or more of BRE's consolidated assets (based on the fair market value thereof), or (B) more than 25% of the outstanding BRE Common Stock or securities of BRE representing more than 25% of the voting power of BRE.

"Tax" or "Taxes" means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, branch profits, capital, sales, use, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, real property, personal property, alternative, add-on minimum and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with respect thereto, whether disputed or not.

"Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

5

"Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

"Units" means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

"WCOF-BRE Debenture" means that certain Amended and Restated Senior Secured Debenture dated February 2, 2009, in the original principal amount of $18,450,000 as amended from time to time and most recently by that certain Seventh Amendment to Amended and Restated Senior Secured Debenture dated effective May 10, 2013.

"Wells" means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Leases or Unit or otherwise associated with an Oil and Gas Interest of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

"Willful Breach" means a material breach, or failure to perform, that is the consequence of an act or omission of a Representative or a Subsidiary of BRE with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

6

SECTION	PAGE

1.	THE TRANSACTIONS		2
	1.1	The Merger	2
	1.2	Closing	2
	1.3	Effect of the Merger	2
	1.4	Organizational Documents	2
	1.5	Directors	2
	1.6	Officers	2

2.	CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES		3
	2.1	Effect on Capital Stock	3
	2.2	Election Procedures; Exchange of Certificates	5
	2.3	Stock Options	9
	2.4	Further Assurances	10
	2.5	Escrow	10

3.	REPRESENTATIONS AND WARRANTIES OF BRE		10
	3.1	Qualification, Organization, Subsidiaries, etc.	10
	3.2	Capital Stock	11
	3.3	Corporate Authority Relative to this Agreement; No Violation	12
	3.4	Financial Statements	13
	3.5	[Intentionally Omitted]	13
	3.6	No Undisclosed Liabilities	13
	3.7	Compliance with Law; Permits	13
	3.8	Environmental Laws and Regulations	14
	3.9	Employee Benefit Plans	15
	3.10	Absence of Certain Changes or Events	16
	3.11	Investigations; Litigation	17
	3.12	Information Supplied	17
	3.13	Regulatory Matters	17
	3.14	Tax Matters	18
	3.15	Employment and Labor Matters	19
	3.16	Intellectual Property	19
	3.17	Properties	20
	3.18	Insurance	21
	3.19	Opinion of Financial Advisor	21
	3.20	Material Contracts	22
	3.21	Reserve Reports	23
	3.22	Derivatives	24
	3.23	Finders or Brokers	24
	3.24	State Takeover Statutes	24
	3.25	No Additional Representations	24

4.	REPRESENTATIONS AND WARRANTIES OF PARENT		25
	4.1	Qualification, Capitalization	25
	4.2	Authority Relative to this Agreement; No Violation	27
	4.3	Reports and Financial Statements	28
	4.4	Internal Controls and Procedures	28

i

SECTION	PAGE

	4.5	Undisclosed Liabilities	28
	4.6	Compliance with Law; Permits	29
	4.7	Absence of Certain Changes or Events	29
	4.8	Environmental Laws and Regulations	30
	4.9	Investigations; Litigation	30
	4.10	Information Supplied	30
	4.11	Regulatory Matters	31
	4.12	Properties	31
	4.13	Insurance	33
	4.14	Opinion of Financial Advisor	33
	4.15	Material Contracts	33
	4.16	Reserve Reports	33
	4.17	Finders or Brokers	34
	4.18	Tax Matters	34
	4.19	Employee Benefit Plans	35
	4.20	Employment and Labor Matters	35
	4.21	No Additional Representations	36

5.	COVENANTS AND AGREEMENTS		37
	5.1	Conduct of Business by BRE	37
	5.2	Conduct of Business by EnerJex Parties	40
	5.3	Mutual Access	42
	5.4	No Solicitation; Recommendation of the Board of Directors of BRE	42
	5.5	Recommendation of the Board of Directors of Parent	46
	5.6	Filings; Other Actions	46
	5.7	Employee Matters	47
	5.8	Regulatory Approvals; Efforts	48
	5.9	Takeover Statutes	50
	5.10	Public Announcements	50
	5.11	Directors and Officers Insurance	50
	5.12	Control of Operations	50
	5.13	Section 16 Matters	50
	5.14	Transaction Litigation	51
	5.15	Certain Tax Matters	51
	5.16	Special EnerJex Dividend	51
	5.17	Principal Stockholder Covenants	51
	5.18	Acknowledgement of Carlyle Notes	51

6.	CONDITIONS TO THE PRINCIPAL TRANSACTIONS		52
	6.1	Conditions to Each Party’s Obligation to Effect the Principal Transactions	52
	6.2	Conditions to Obligation of BRE to Effect the Merger	52
	6.3	Conditions to Obligation of Parent to Effect the Merger	52
	6.4	Frustration of Closing Conditions	53

7.	TERMINATION		53
	7.1	Termination or Abandonment	53
	7.2	Effect of Termination	55
	7.3	Termination Fees; Expenses	55

ii

SECTION	PAGE

8.	SURVIVAL, INDEMNIFICATION, AND ESCROW		57
	8.1	Survival	57
	8.2	Indemnification	57
	8.3	Maximum Payments; Limitations	58
	8.4	Definition of Losses	59
	8.5	Escrow Period	59
	8.6	Claims for Indemnification	59
	8.7	Tax Treatment	61

9.	MISCELLANEOUS		61
	9.1	Expenses	61
	9.2	Counterparts; Effectiveness	61
	9.3	Governing Law	61
	9.4	Jurisdiction; Specific Enforcement	61
	9.5	WAIVER OF JURY TRIAL	62
	9.6	Notices	62
	9.7	Assignment; Binding Effect	62
	9.8	Severability	63
	9.9	Entire Agreement	63
	9.10	Amendments; Waivers	63
	9.11	Headings	63
	9.12	No Third-Party Beneficiaries	63
	9.13	Interpretation	63
	9.14	Definitions.	64

iii